As filed with the Securities and Exchange Commission on  December 30,  2011
Registration No. 333- 174481

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1/A

(Amendment No. 3)
REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FUNCTION(X) INC.
(Exact name of registrant as specified in its charter)

Delaware	7370	33-0637631
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

902 Broadway
11th Floor
New York, New York 10010
212-231-0092
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert F.X. Sillerman
Executive Chairman
902 Broadway
11th Floor
New York, New York 10010
212-231-0092
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher S. Auguste, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of Americas
New York, New York 10036
(212) 715-9100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be offered	Amount of shares to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price(3)	Amount of registration fee
Common stock, par value $0.001 per share	13,232,597	$11.00	(2)	$145,558,567.00	$16,899.35
Common stock, par value $0.001 per share	940,000	$11.00	(2)	$10,340,000.00	$1,200.47
Common stock, par value $0.001 per share	250,000	$11.00	(2)	$2,750,000.00	$319.28
Common stock, par value $0.001 per share	100,000	$11.00	(2)	$1,100,000.00	$127.71
Total	14,522,597	$11.00		$159,748,567.00	$18,546.81	(4)
_____________
(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Calculated in accordance with Rule 457(g) based upon the price at which the warrants were exercised.

(3)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended.

(4)	Previously Paid

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated December 30,  2011

FUNCTION(X) INC.

14,522,597 Shares of Common Stock

This prospectus relates to an aggregate of 14,522,597 shares of common stock, par value $0.001 per share, of Function(x) Inc., a Delaware corporation, that may be sold from time to time by one of the selling stockholders named in this prospectus.

None of the selling stockholders named in this prospectus are members of management or employees of the Company.  We will not receive any proceeds from the sales of any shares of common stock by the selling stockholders.

Our common stock currently trades in the over-the-counter market and is quoted on the Pink Sheets Electronic Quotation Service under the symbol “FNCX”.  The closing price for our common stock on December 29, 2011 was $6.25 per share.  The shares will be offered at a fixed price of $6.00 per share until such time as the shares are quoted on the OTC Bulletin Board or listed for trading or quoted on any other exchange or public market and thereafter at prevailing market price or privately negotiated prices.

As of December 29, 2011, Robert F.X. Sillerman, our Executive Chairman, together with the other directors, executive officers and affiliates own 114,844,000 of the outstanding shares of our common stock, representing approximately 77% of the voting power of the outstanding shares of our common stock.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 5 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. No person may sell the securities described in this document until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and no person named in this prospectus is soliciting offers to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is [_______], 2011

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	4
Cautionary Note Regarding Forward-Looking Statements	11
Use of Proceeds	12
Dividend Policy	12
Market for Our Common Stock	12
Dilution	13
Management’s Discussion and Analysis of Financial Condition and Results of Operations	13
Our Business	21
Management	25
Executive Compensation	28
Corporate Governance	33
Certain Relationships and Related Transactions	36
Change of Fiscal Year	39
Selling Stockholders	39
Security Ownership of Certain Beneficial Owners and Management	41
Description of Capital Stock	43
Shares Eligible for Future Sale	45
Plan of Distribution	45
Legal Matters	47
Experts	47
Where You Can Find More Information	47
Index to Financial Statements	F-1

PROSPECTUS SUMMARY

The following summary highlights some of the information contained in this prospectus, and it may not contain all of the information that is important to you in making an investment decision. You should read the following summary together with the more detailed information regarding our company and the common stock being sold by the selling stockholders in this offering, including the “Risk Factors” and our financial statements and related notes, included elsewhere in this prospectus.

The Company

Overview of Transition in the Company’s Business

The fiscal year ended June 30, 2011 was a transition year for Function(x).  On October 24, 2010 the Company disposed of its remaining interest in Oaktree Systems, Inc (“Oaktree”) and was not active and had no operating business.  After the disposition of Oaktree, the Company began exploring the possibility of identifying and merging with or investing in one or more operating businesses.  Then, on February 15, 2011, we completed a recapitalization (the “Recapitalization”) with Sillerman Investment Company, LLC, a Delaware limited liability company (“Sillerman”) and EMH Howard LLC, a New York limited liability company (“EMH Howard”) and changed our name to Function(x) Inc.  With the Recapitalization, the Company changed course and, under new management, began moving in a new direction, which is to provide a platform for investments in media and entertainment, with a particular emphasis on digital and mobile technology.

Our Business

General

    Our business is built on a simple concept: Watch TV. Earn Rewards.  The business is a loyalty program that rewards our users for watching television.  Users receive points for checking in to and interacting with their favorite TV shows and can then redeem these points for real items such as movie tickets, music and gift cards.  We plan to generate revenue through advertising and the sale of merchandise related to the TV shows and other entertainment viewed by users that would appear in users’ mobile devices through the use of the application.

Overview of our Business

Our Loyalty Program
        Our loyalty program will be delivered to consumers in the form of a free application, or app, that works on multiple device types, including mobile phones, tablets and laptops.  The user experience is simple.  The consumer downloads the app, creates an account and while watching TV, taps the check in button.  Using the device’s microphone, the application collects an audio sample of what the user is watching on television and uses proprietary technology to convert that sample into a digital fingerprint. Within seconds, that proprietary digital fingerprint is matched against a database of reference fingerprints that are collected from over 100 English and Spanish television channels within the United States. We are able to verify TV check-ins across broadcast, cable, online, satellite, time-shifted and on-demand content. The ability to verify check-ins is critical because users are rewarded points for each check in. Users can redeem the points within the app’s rewards catalogue for items that have a monetary value such as movie tickets, music and gift cards.

In addition to television show check-in points, users can earn additional points by engaging with brand or network sponsored games, videos, polls or quizzes related to the show that they are watching and by inviting friends or sharing their activities via social media. In addition to rewards, there will also be sweepstakes opportunities and instant win games for higher value prizes or unique experiences. Our product will be limited to participants who are 13 years of age or older.

Our Technology

        We have completed a first version of the application, which has been approved by Apple. Our intention is to make the app available to the public in the Apple iTunes App Store at the beginning of the first calendar quarter of 2012. The approved version of the app works on Apple iOS devices such as the iPhone, iPad and iPod Touch. We will continuously test the application with a goal of improving overall performance and usability.

    The iOS release will be followed by a version of the application for use on Android smart phones and tablets which we anticipate to be within the first calendar quarter of 2012. We will consider adding versions for other mainstream mobile operating systems such as Windows Phone and Blackberry based on demand and other business factors. Distribution of the product will occur via regular online marketplaces for content and applications used by such mobile operating systems, and will include iTunes for iOS devices or the Android marketplace for devices using the Android operating system.

The back-end technology for the application has been designed to accommodate the significant numbers of simultaneous check-ins required to support primetime television audiences. Our plan is to expand our capacity to support simultaneous check-ins around major television events such as the Super Bowl. In addition to our own dedicated co-location facilities on the east and west coasts, we are using third-party cloud computing services from Amazon Web Services to help us scale our technical capacity as efficiently as possible.

Revenue

We plan to generate revenue from advertising sales. Because the application is not yet available to the public, we have not yet generated any revenues. Advertising will be sold primarily to brand marketers and television networks by our dedicated sales team.  Our focus is on brand marketers that are most relevant to our target demographic of consumers between the ages of 18-49, and are active in television, digital and retail marketing. Our sales team is also briefing large advertising and media agencies on our capabilities so that they might recommend integration of our application into their client proposals.  Regarding television marketers, we are focusing on TV networks and producers based on their relevance to our target audience, their reach and popularity. We are prioritizing networks and shows that we know to be actively engaged in digital extensions, such as Social TV or second screen technology.  Additionally, we expect to gain revenue from the sale of television show related merchandise such as show music, DVDs and apparel, all of which is featured within the application and sold through online retail partners such as iTunes and Amazon.

Target Consumer

While most people watch television, we are targeting male and female consumers between the ages of 18-49.  This target audience was selected due to the amount of television they consume on a weekly basis as well as the likelihood that they will have smartphones and other wireless devices such as tablets and laptops with them while viewing television. To build our user base, we will target this audience using traditional media techniques such as direct response, banner, and mobile advertising, public relations, search engine optimization and search engine marketing across online, broadcast and print media outlets.

When a user signs up for and downloads our app, we collect the user’s email, zip code and television provider. The email enables us to verify the user and reduces the chance of fraud. The zip code allows us to present a relevant list of cable and satellite providers to the user to deliver the correct channel listing data. Knowing the television provider in turn helps us to increase the rate of success for television show matching. We encourage the user to provide additional information such as their birthday and physical mailing address.  The user’s birthday information helps us verify that a user is at least 13 years. The physical mailing address is required for the delivery of physical goods selected by the user in the application rewards catalogue.  This information also helps us better target relevant advertising to the user. We manage this information in adherence with standard privacy policies and regulations.

Competition

The market for digital and social media applications is intensely competitive and subject to rapid change.  New competitors may be able to launch new businesses at relatively low cost.  Many consumers maintain simultaneous relationships with multiple digital brands and products and can easily shift consumption from one provider to another. Additionally, the “Social TV” category is nascent and has yet to attract the attention of the mainstream consumer and marketers.

While there are a variety of companies currently in the market that offer either manual check-in or audio verification, we believe our application differs significantly because (a) we offer users real, as opposed to virtual, rewards such as movie tickets, music and gift cards (b) other companies do not currently position themselves as a loyalty program for television and (c) we offer a comprehensive range of features and functionality, such as automatic check-ins using audio verification, in-app digital advertising engagements (such as games or videos, real-time polls and quizzes) and full social media integration. Such integration makes it easy for users to share what they are doing within the application with their social network and to follow show-specific commentary on Twitter and Facebook. We also offer the user a listing of current or upcoming shows for which they can set reminders, learn more information and indicate their support of the show by “liking” it.

Other companies in the “Social TV” market focus on the simple ability of a user to communicate their television viewing activity to others in the user’s social media circles.  Instead of real rewards, these other companies offer their users virtual points, leader board status, digital badges or stickers. We believe that our target market will be motivated by the ability to earn real rewards on a frequent basis and to interact in real time via show-specific polls, quizzes, videos and games.

Our principal competitors can be grouped into the following categories:

•
Companies that do not offer audio sampling or matching technology. With these products, users have to manually enter information into the app about what they are watching or doing. Users are primarily incentivized with status and/or virtual goods, such as digital badges or stickers.  Companies in this category include: Get Glue, Miso, Kiip, ScreenTribe, Tuner Fish, Yap, Zee Box and CrowdTwist.  Except for ScreenTribe, none of these companies provide real rewards.

•
Companies that deliver many of the same social sharing features as those listed above and also utilize audio sampling and matching so users can identify and share what they are doing automatically.  Companies in this category include: Shazam, IntoNow and Umami. None of these companies provide a continuous real rewards program.  Their offers are made on a limited one-off basis.

•
Companies that offer non-branded or white label features and functionality as components of a third party brand’s products. Companies in this category include: Ex-Machina, BunchBall, Zeitera, GraceNote and Loyalize. None of these companies offer a cohesive product with the breadth and focus of our application, nor do they directly offer real rewards.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully below in the section entitled “Risk Factors,” including, but not limited to, the following:

•	Not currently generating revenue;

•	Fluctuation in the price of our common stock;

•	Thinly traded market for purchases and sales of our common stock;

•	Potential inability to achieve business objective;

•	Potential inability to obtain financing for Company operations or of any particular product;

•	Increased competition;

•	Highly competitive industry;

•	Potential loss of key members of our senior management; and

•	Ability to obtain and enforce proprietary rights.

Any of the above risks could materially and adversely affect our business, financial position and results of operations. An investment in our common stock involves risks. You should read and consider the information set forth below in the section entitled “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

The address of our principal executive office is 902 Broadway, 11th Floor, New York, New York 10010, and our telephone number is 212-231-0092.

Summary of the Offering

Common stock offered by selling stockholders
An aggregate of 14,522,597 shares of our common stock, par value $0.001 per share, consisting of 14,522,597 shares of our common stock owned by the selling stockholders. This number represents in the aggregate approximately 9.7% of the outstanding shares of our common stock as of the date of this prospectus. (1)   None of the selling stockholders named in this prospectus are members of management or employees of the Company.

Common stock to be outstanding immediately after this offering	149,142,024 shares

Proceeds to us	We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

(1) Based on 149,142,024 shares of common stock outstanding as of December 29, 2011.

RISK FACTORS

The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment in our common stock. Before purchasing any of the shares of our common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occur, our business, financial condition or operating results may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information about us contained in this prospectus, including our financial statements and related notes.

Since we have a limited operating history and no revenues to date, we may be unable to achieve or maintain profitability.  The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company.

We have limited financial resources and no revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to fully meet our expenses and totally support our anticipated activities.

Our ability to continue as a business and implement our business plan will depend on our ability to raise sufficient debt or equity.   There is no assurance such debt and/or equity offerings will be successful or that we will remain in business or be able to implement our business plan if the offerings are not successful.

If we are unable to successfully develop and market our products or our products do not perform as expected, our business and financial condition will be adversely affected.

With the release of any new product release, we are subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in development and implementation, and failure of products to perform as expected. In order to introduce and market new or enhanced products successfully with minimal disruption in customer purchasing patterns, we must manage the transition from existing products in the market. There can be no assurance that we will be successful in developing and marketing, on a timely basis, product enhancements or products that respond to technological advances by others, that our new products will adequately address the changing needs of the market or that we will successfully manage product transitions. Further, failure to generate sufficient cash from operations or financing activities to develop or obtain improved products and technologies could have a material adverse effect on our results of operations and financial condition.

In addition, our technology is currently undergoing testing and is still under development. While certain aspects of the product may currently be functioning on a basic level, we must perform more testing to ensure that the different components work together effectively and the audio sampling and matching technology being developed by us is accurate, performs well and integrates with metadata and points systems.  Because the product is still under development, there can be no assurance that testing will be complete by the planned release date of early 2012, or ever.   Although the product has been approved by Apple for the Apple iOS devices, there is no assurance we will be sufficiently satisfied with all aspects of the product to then release it or if, and when, we may follow this release with versions for use on the Android smart phones or tablets, as currently planned.  Further, even if we are successful in bringing the product into the market, there can be no assurance that the product will generate sufficient income from brand and network advertisers, which could have a material adverse effect on our results of operations and financial condition.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock that would dilute your ownership.

We have financed our operations, and we expect to continue to finance our operations, acquisitions and develop strategic relationships, by issuing equity or convertible debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of common stock. The holders of any debt securities or instruments we may issue would have rights superior to the rights of our common stockholders.

Our common stock price may fluctuate significantly and you may lose all or part of your investment.

Because we are a newly operating company, there are few objective metrics by which our progress may be measured. Consequently, we expect that the market price of our common stock will likely fluctuate significantly. There can be no assurance whether or when we will generate revenue from the license, sale or delivery of our unique products and services. In the absence of product revenue as a measure of our operating performance, we anticipate that investors and market analysts will assess our performance by considering factors such as:

•	announcements of developments related to our business;

•	developments in our strategic relationships with companies;

•	our ability to enter into or extend investigation phase, development phase, commercialization phase and other agreements with new and/or existing partners;

•	announcements regarding the status of any or all of our collaborations or products;

•	market perception and/or investor sentiment regarding our products and services;

•	announcements regarding developments in the digital and mobile technology and the broadcast and entertainment industries in general;

•	the issuance of competitive patents or disallowance or loss of our patent or trademark rights; and

•	quarterly variations in our operating results.

We will not have control over many of these factors but expect that our stock price may be influenced by them. As a result, our stock price may be volatile and you may lose all or part of your investment.

The market for purchases and sales of our common stock may be very limited, and the sale of a limited number of shares could cause the price to fall sharply.

Our securities are very thinly traded. Accordingly, it may be difficult to sell shares of the common stock without significantly depressing the value of the stock. Unless we are successful in developing continued investor interest in our stock, sales of our stock could continue to result in major fluctuations in the price of the stock.

Since we do not intend to declare dividends for the foreseeable future, and we may never pay dividends, you may not realize a return on your investment unless the price of our common stock appreciates and you sell your common stock.

We will not distribute cash to our stockholders until and unless we can develop sufficient funds from operations to meet our ongoing needs and implement our business plan. The time frame for that is inherently unpredictable, and you should not plan on it occurring in the near future, if at all.  Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time.  Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment.  Investors seeking cash dividends should not purchase our common stock.

Since we are controlled by current insiders and affiliates of the Company, you and our other non-management shareholders will be unable to affect the outcome in matters requiring shareholder approval.

As of   December 29,  2011, approximately 114,844,000 shares of our common stock, not including currently exercisable warrants, are owned by Sillerman and current affiliates and insiders representing control of approximately 77% of the total voting power, with Sillerman, together with Robert F.X. Sillerman personally, directly or indirectly beneficially owning more than a majority of the outstanding shares of common stock.  As a result, Sillerman essentially has the ability to elect all of our directors and to approve any action requiring stockholder action, without the vote of any other stockholders.  It is possible that the interests of Sillerman could conflict in certain circumstances with those of other stockholders.  Such concentrated ownership may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into other transactions that require shareholder approval.  These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

We rely on key members of management, the loss of whose services could adversely affect our success and development.

Our success depends to a certain degree upon certain key members of the management. These individuals are a significant factor in our growth and ability to meet our business objectives.  In particular, our success is highly dependent upon the efforts of our executive officers and our directors, particularly Robert F.X. Sillerman, our Executive Chairman and Director.  The loss of our executive officers and directors could slow the growth of our business, or it may cease to operate at all, which may result in the total loss of an investor’s investment.

Compensation may be paid to our officers, directors and employees regardless of our profitability, which may limit our ability to finance our business plan and adversely affect our business.

Robert F.X. Sillerman, our Executive Chairman and director and Janet Scardino, our Chief Executive Officer and director are receiving compensation and any other current or future employees of our company may be entitled to receive compensation, payments and reimbursements regardless of whether we operate at a profit or a loss. Any compensation received by Mr. Sillerman, Ms. Scardino or any other senior executive in the future will be determined from time to time by the board of directors or our Compensation Committee.  Such obligations may negatively affect our cash flow and our ability to finance our business plan, which could cause our business to fail.

Some of our officers and directors may have conflicts of interest in business opportunities that may be disadvantageous to us.

Robert F.X. Sillerman, our Executive Chairman and director, and Mitchell Nelson, our Executive Vice President, General Counsel, Secretary and director, are each engaged in other business endeavors, including serving as executive officers of Circle Entertainment Inc. (“Circle”).   Under Mr. Sillerman’s employment agreement, he is obligated to devote his working time to the Company’s affairs, but may continue to perform his responsibilities as an executive officer of Circle, as well as in other outside non-competitive businesses.  Mr. Sillerman has agreed to present to the Company any business opportunities related to or appropriate for the Company’s business plan.  Pursuant to Mr. Nelson’s employment agreement, he is obligated to devote such time and attention to the affairs of the Company as is necessary for him to perform his duties as Executive Vice President and General Counsel.  He is also entitled to perform similar functions for Circle pursuant to the shared services agreement described in the section of entitled “Certain Relationships and Related Transactions” below.  Although Circle and the Company have generally different business plans, interests and programs, it is conceivable there may be a conflict of interest in determining where a potential opportunity should be brought.  Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the board of directors, as set forth in the Company’s Code of Business Conduct and Ethics.  The Company’s Code of Business Conduct and Ethics also sets forth the procedures to follow in the event that a potential conflict of interest arises.  For a description of the Company’s Code of Business Conduct and Ethics, please see the section entitled “Corporate Governance” below.

Our business and growth may suffer if we are unable to attract and retain key officers or employees.

Our success depends on the expertise and continued service of our Executive Chairman, Robert F.X Sillerman, and certain other key executives and technical personnel. It may be difficult to find a sufficiently qualified individual to replace Mr. Sillerman or other key executives in the event of death, disability or resignation, resulting in our being unable to implement our business plan and the Company having no operations or revenues.

Furthermore, our ability to expand operations to accommodate our anticipated growth will also depend on our ability to attract and retain qualified media, management, finance, marketing, sales and technical personnel.  However, competition for these types of employees is intense due to the limited number of qualified professionals.  Our ability to meet our business development objectives will depend in part on our ability to recruit, train and retain top quality people with advanced skills who understand our technology and business.  The Company believes that it will be able to attract competent employees, but no assurance can be given that the Company will be successful in this regard. If the Company is unable to engage and retain the necessary personnel, its business may be materially and adversely affected.

We are uncertain of our ability to manage our growth.

Our ability to grow our business is dependent upon a number of factors including our ability to hire, train and assimilate management and other employees, the adequacy of our financial resources, our ability to identify and efficiently provide such new products and services as our customers may require in the future and our ability to adapt our own systems to accommodate expanded operations.

Because of pressures from competitors with more resources, we may fail to implement our business strategy profitably.

The digital and mobile technology business is highly fragmented and extremely competitive and subject to rapid change. The market for customers is intensely competitive and such competition is expected to continue to increase. We believe that our ability to compete depends upon many factors within and beyond our control, including the timing and market acceptance of new solutions and enhancements to existing businesses developed by us, our competitors, and their advisors.  Function(x) is an entertainment company that utilizes digital media and Smartphone technology.  If we are successful, larger and more established entertainment companies with significantly greater resources may try to enter the market with similar technologies, and may be in better competitive positions than we are.  Many consumers maintain simultaneous relationships with multiple digital brands and products and can easily shift consumption from one provider to another.  Our principal competitors are in segments such as the following:

•	Applications promoting social TV experiences and discussions; and

•	White label providers of social media and media-specific applications.

In addition, new competitors may be able to launch new businesses at relatively low cost.  Therefore, we cannot be sure that we will be able to successfully implement our business strategy in the face of such competition.

We may be unable to compete with larger or more established companies in two industries.

We face a large and growing number of competitors in the digital and mobile technology and entertainment industries.  If we successfully marry digital and mobile technology and entertainment, we will have competitors from both the digital and mobile and the entertainment industries. Many of these competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition, and more established relationships in the industry than does the Company. As a result, certain of these competitors may be in better positions to compete with us for customers and audiences. We cannot be sure that we will be able to compete successfully with existing or new competitors.

If our products do not achieve market acceptance, we may not have sufficient financial resources to fund further development.

While we believe that a viable market exists for the products we are developing, there can be no assurance that such technology will prove to be an attractive alternative to conventional or competitive products in the markets that we have identified for exploitation. In the event that a viable market for our products cannot be created as envisaged by our business strategy or our products do not achieve market acceptance, we may need to commit greater resources than are currently available to develop a commercially viable and competitive product. There can be no assurance that we would have sufficient financial resources to fund such development or that such development would be successful. Our ability to raise additional funds will depend on financial, economic and other factors, many of which are beyond our control. There can be no assurance that, when required, sufficient funds will be available to us on satisfactory terms.

Our business will suffer if our network systems fail or become unavailable.

A reduction in the performance, reliability and availability of our network infrastructure would harm our ability to distribute our products to our users, as well as our reputation and ability to attract and retain users and content providers. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems could also be subject to viruses, break-ins, sabotage, acts of terrorism, acts of vandalism, hacking, cyber-terrorism and similar misconduct. We might not carry adequate business interruption insurance to compensate us for losses that may occur from a system outage. Any system error or failure that causes interruption in availability of products or an increase in response time could result in a loss of potential customers or content providers, which could have a material adverse effect on our business, financial condition and results of operations. If we suffer sustained or repeated interruptions, then our products and services could be less attractive to our users and our business would be materially harmed.

We may be unable to protect our intellectual property rights from third-party claims and litigation, which could be expensive, divert management’s attention, and harm our business.

Our success is dependent in part on obtaining, maintaining and enforcing our proprietary rights and our ability to avoid infringing on the proprietary rights of others. We seek patent protection for those inventions and technologies for which we believe such protection is suitable and is likely to provide a competitive advantage to us.   Because patent applications in the United States are maintained in secrecy until either the patent application is published or a patent is issued, we may not be aware of third-party patents, patent applications and other intellectual property relevant to our products that may block our use of our intellectual property or may be used in third-party products that compete with our products and processes. In the event a competitor successfully challenges our products, processes, patents or licenses or claims that we have infringed upon their intellectual property, we could incur substantial litigation costs defending against such claims, be required to pay royalties, license fees or other damages or be barred from using the intellectual property at issue, any of which could have a material adverse effect on our business, operating results and financial condition.

We also rely substantially on trade secrets, proprietary technology, nondisclosure and other contractual agreements, and technical measures to protect our technology, application, design, and manufacturing know-how, and work actively to foster continuing technological innovation to maintain and protect our competitive position.  We cannot assure you that steps taken by us to protect our intellectual property will be adequate, that our competitors will not independently develop or patent substantially equivalent or superior technologies or be able to design around patents that we may receive, or that our intellectual property will not be misappropriated.

You may have limited access to information regarding our business because we are a limited reporting company exempt from many regulatory requirements and our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.

The Company will not become a fully reporting company, but rather will be subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”). As of effectiveness of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the SEC which will be immediately available to the public for inspection and copying (see "Where You Can Find More Information" elsewhere in this prospectus). Except during the year that our registration statement becomes effective, these reporting obligations may be automatically suspended under Section 15(d) if we have less than 300 shareholders (as we now have). If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more restricted. After this registration statement on Form S-1 becomes effective, we will be required to deliver periodic reports to security holders. However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of Exchange Act until we have both 500 or more security holders and greater than $10 million in assets. This means that your access to information regarding our business may be limited.

Our Common Stock is subject to risks arising from restrictions on reliance on Rule 144 by shell companies or former shell companies.

Under a regulation of the SEC known as “Rule 144,” a person who has beneficially owned restricted securities of an issuer and who is not an affiliate of that issuer may sell them without registration under the Securities Act provided that certain conditions have been met. One of these conditions is that such person has held the restricted securities for a prescribed period, which will be 6 months or 1 year, depending on various factors. The holding period for our common stock would be 1 year if our common stock could be sold under Rule 144. However, Rule 144 is unavailable for the resale of securities issued by an issuer that is a shell company (other than a business combination related shell company) or that has been at any time previously a shell company. The SEC defines a shell company as a company that has (a) no or nominal operations and (b) either (i) no or nominal assets, (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets. Until the Recapitalization, we were a shell company.

The SEC has provided an exception to this unavailability if and for as long as the following conditions are met:

●	The issuer of the securities that was formerly a shell company has ceased to be a shell company,

●	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act,

●
The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●
At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company known as “Form 10 Information.”

As a result, although the registration statement of which this Prospectus forms a part is intended to provide “Form 10 Information,” stockholders who receive our restricted securities will not be able to sell them pursuant to Rule 144 without registration until we have met the other requirements of this exception and then for only as long as we continue to meet those requirements and are not a shell company. No assurance can be given that we will meet these requirements or that, if we have met them, we will continue to do so, or that we will not again be a shell company.

Changes to federal, state or international laws or regulations applicable to our business could adversely affect our business.

Our business is subject to a variety of federal, state and international laws and regulations, including those with respect to privacy, advertising generally, consumer protection, content regulation, intellectual property, defamation, child protection, advertising to and collecting information from children, taxation, employment classification and billing. These laws and regulations and the interpretation or application of these laws and regulations could change. In addition, new laws or regulations affecting our business could be enacted. These laws and regulations are frequently costly to comply with and may divert a significant portion of management’s attention. If we fail to comply with these applicable laws or regulations, we could be subject to significant liabilities which could adversely affect our business.

There are many federal, state and international laws that may affect our business including measures to regulate consumer privacy, the use of copyrighted material, the collection of certain data, network neutrality, patent litigation, cyber security, child protection, subpoena and warrant processes, employee classification and others.

In addition, most states have enacted legislation governing the breach of data security in which sensitive consumer information is released or accessed. If we fail to comply with these applicable laws or regulations we could be subject to significant liabilities which could adversely affect our business.

Many of our potential partners are subject to industry specific laws and regulations or licensing requirements, including in the following industries: pharmaceuticals, online gaming, alcohol, adult content, tobacco, firearms, insurance, securities brokerage, real estate, sweepstakes, free trial offers, automatic renewal services and legal services. If any of our advertising partners fail to comply with any of these licensing requirements or other applicable laws or regulations, or if such laws and regulations or licensing requirements become more stringent or are otherwise expanded, our business could be adversely affected. Furthermore, these laws may also limit the way we advertise our products and services or cause us to incur compliance costs, which could affect our revenues and could further adversely impact our business.

           There are a number of significant matters under review and discussion with respect to government regulations which may affect the business we intend to enter and/or harm our customers, and thereby adversely affect our business, financial condition and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sales of any shares of common stock by the selling stockholders.

DIVIDEND POLICY

We have never declared or paid cash dividends. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

MARKET FOR OUR COMMON STOCK

Our common stock currently trades in the over the counter market and is quoted on the Pink Sheets Electronic Quotation Service under the symbol “FNCX.”

The following table sets forth the high and low bid prices of our common stock during the calendar years ended December 31, 2010 and 2009 and through the third calendar quarter ended September 30, 2011.  The high and low bid quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

2009
First quarter	$	No trades	$	No trades
Second quarter		$0.100		$0.060
Third quarter		$0.060		$0.050
Fourth quarter		$0.050		$0.020

2010
First quarter		$0.035		$0.020
Second quarter		$0.035		$0.005
Third quarter		$0.010		$0.008
Fourth quarter		$0.030		$0.009

2011
First quarter(1)		$26.00		$0.01
Second quarter		$12.50		$8.30
Third quarter		$10.70		$4.75

(1)	On February 16, 2011, the Company effectuated a 1 for 10 reverse split of its issued and outstanding common stock.

As of   December 8,  2011, there were 141 beneficial holders of our common stock.

DILUTION

Our net tangible book value as of June 30, 2011 was $0.03 per share of common stock. Net tangible book value is determined by dividing our tangible book value (total assets less intangible assets including know-how, trademarks and patents and less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations of the Company should be read in conjunction with the historical consolidated financial statements and footnotes of the Company’s historical consolidated financial statements and notes thereto included elsewhere in this Registration Statement. Our historical results of operations reflected in our historical consolidated financial statements are not indicative of our future results of operations as we have entered a new line of business from which we do not currently generate revenue.

Overview

Function(x) was incorporated in Delaware in July 1994, and was formerly known as Gateway Industries, Inc.

In February 2011, Function (X) Inc. completed a Recapitalization with Sillerman and EMH Howard.  The newly recapitalized company changed its name to Function (X) Inc. effective as of the date of the Recapitalization and changed its name to Function(x) Inc. on June 22, 2011 and now conducts its business under the name Function(x) Inc., with the ticker symbol FNCX.  We have two wholly owned subsidiaries, Project Oda, Inc. and Viggle, Inc.   Upon completion of the Recapitalization, the Company changed course after being inactive from October 2010.  The Recapitalization and the resulting change in management were the initial steps in the Company developing a new operating business. Its new direction is intended to provide a platform for investments in media and entertainment, with a particular emphasis on digital and mobile technology.

The Company’s business is built on a simple concept: Watch TV. Earn Rewards.  The business is a loyalty program that rewards our users for watching television.  Users receive points for checking in to and interacting with their favorite TV shows and can then redeem these points for real items such as movie tickets, music and gift cards.  We plan to generate revenue through advertising and the sale of merchandise related to the TV shows and other entertainment viewed by users that would appear in users’ mobile devices through the use of the application.

The Company’s loyalty program will be delivered to consumers in the form of a free application, or app, that works on multiple device types, including mobile phones, tablets and laptops.  The user experience is simple.  The consumer downloads the app, creates an account and while watching TV, taps the check in button.  Using the device’s microphone, the application collects an audio sample of what the user is watching on television and uses proprietary technology to convert that sample into a digital fingerprint. Within seconds, that proprietary digital fingerprint is matched against a database of reference fingerprints that are collected from over 100 English and Spanish television channels within the United States. We are able to verify TV check-ins across broadcast, cable, online, satellite, time-shifted and on-demand content. The ability to verify check-ins is critical because users are rewarded points for each check in. Users can redeem the points within the app’s rewards catalogue for items that have a monetary value such as movie tickets, music and gift cards.

In addition to television show check-in points, users can earn additional points by engaging with brand or network sponsored games, videos, polls or quizzes related to the show that they are watching and by inviting friends or sharing their activities via social media. In addition to rewards, there will also be sweepstakes opportunities and instant win games for higher value prizes or unique experiences. Our product will be limited to participants who are 13 years of age or older.

We have completed a first version of the application, which has been approved by Apple. Our intention is to make the app available to the public in the Apple iTunes App Store at the beginning of the first calendar quarter of 2012. The approved version of the app works on Apple iOS devices such as the iPhone, iPad and iPod Touch. We will continuously test the application with a goal of improving overall performance and usability.

The iOS release will be followed by a version of the application for use on Android smart phones and tablets which we anticipate to be within the first calendar quarter of 2012. We will consider adding versions for other mainstream mobile operating systems such as Windows Phone and Blackberry based on demand and other business factors. Distribution of the product will occur via regular online marketplaces for content and applications used by such mobile operating systems, and will include iTunes for iOS devices or the Android marketplace for devices using the Android operating system.

The back-end technology for the application has been designed to accommodate the significant numbers of simultaneous check-ins required to support  primetime television audiences. Our plan is to expand our capacity to support simultaneous check-ins around major television events such as the Super Bowl. In addition to our own dedicated co-location facilities on the east and west coasts, we are using third-party cloud computing services from Amazon Web Services to help us scale our technical capacity as efficiently as possible.

While most people watch television, we are targeting male and female consumers between the ages of 18-49.  This target audience was selected due to the amount of television they consume on a weekly basis as well as the likelihood that they will have smartphones and other wireless devices such as tablets and laptops with them while viewing television. To build our user base, we will target this audience using traditional media techniques such as direct response, banner, and mobile advertising, public relations, search engine optimization and search engine marketing across online, broadcast and print media outlets.

When a user signs up for and downloads our app, we collect the user’s email, zip code and television provider. The email enables us to verify the user and reduces the chance of fraud. The zip code allows us to present a relevant list of cable and satellite providers to the user to deliver the correct channel listing data. Knowing the television provider in turn helps us to increase the rate of success for television show matching. We encourage the user to provide additional information such as their birthday and physical mailing address.  The user’s birthday information helps us verify that a user is at least 13 years. The physical mailing address is required for the delivery of physical goods selected by the user in the application rewards catalogue.  This information also helps us better target relevant advertising to the user. We manage this information in adherence with standard privacy policies and regulations.

The acquisition on September 29, 2011 of the Watchpoints assets owned by Mobile Messaging Systems LLC included patent applications regarding their own audio fingerprinting technology, the aggregation of users based on specific programming and opportunities for enhanced user content engagement experiences.  The patent applications that we acquired relate only to pending, unissued patents.  Each of these patents complements the Company’s intended business for the initial product.

We have hired personnel with diverse backgrounds in general management and in digital media and entertainment, along with specialists in product development, editorial, graphic design, software engineering, marketing, analytics, sales, business development, human resources, finance and legal for the purpose of developing the business plan, building the product, generating ad sales with brand and network marketers, acquiring and retaining customers.

Advertising sales will result from direct outreach by our internal sales team to companies, networks and advertising agencies. User acquisition will be driven through regular marketing strategies such as banner and mobile advertising, direct response, and search engine marketing. Like many applications, the Company’s application integrates into users’ existing social media networks, making it possible for users to share their activity with friends, family and followers, which helps to drive customer awareness and acquisition. The social media experience within the Company’s application is therefore important, and will be complementary to the core value proposition of generating revenue through advertising sales.

Operations

We are creating a product that encourages consumer participation and active engagement through incentives, and brand and network-sponsored content.  We intend to market our product through various channels, including online advertising, broad-based media (such as television and radio), as well as various strategic partnerships.  We intend to utilize co-location facilities and the services of third-party cloud computing providers, more specifically, Amazon Web Services, to help us efficiently manage and operate certain aspects of our platform.

Like many applications, the Company’s initial product integrates into users’ existing social media networks, making it possible for users to share their activity with friends, family and followers. The social media experience within the Company’s product is important, and will be complementary to the core value proposition of generating revenue through advertising sales.

Revenue

We plan to generate revenue from advertising sales. Because the application is not yet available to the public, we have not yet generated any revenues. Advertising will be sold primarily to brand marketers and television networks by our dedicated sales team.  Our focus is on brand marketers that are most relevant to our target demographic of consumers between the ages of 18-49, and are active in television, digital and retail marketing. Our sales team is also briefing large advertising and media agencies on our capabilities so that they might recommend integration of our application into their client proposals.  Regarding television marketers, we are focusing on TV networks and producers based on their relevance to our target audience, their reach and popularity. We are prioritizing networks and shows that we know to be actively engaged in digital extensions, such as Social TV or second screen technology.  Additionally, we expect to gain revenue from the sale of television show related merchandise such as show music, DVDs and apparel, all of which is featured within the application and sold through online retail partners such as iTunes and Amazon.

Initially, we anticipate revenues to be generated substantially in the United States.

Results of Operations

Results for the Three Months Ended September 30, 2011 and 2010

	Three Months Ended September 30, 2011		Three Months Ended September 30, 2010		Variance
Revenues	$	---	$	---	$	---

General and administrative expenses		33,930,000		2,000		33,928,000

Operating loss		$(33,930,000)		$(2,000)		(33,928,000)

Other income:
Interest income, net		40,000		---		40,000

Total other income		40,000		---		40,000

Net loss before income taxes		$(33,890,000)		$(2,000)		(33,888,000)

Income taxes		---		---		---

Net loss		$(33,890,000)		$(2,000)		(33,888,000)

Revenue

There was no operating revenue for the three months ended September 30, 2011 or September 30, 2010.

 General and Administrative Expenses

General and administrative expenses increased in the three months ended September 30, 2011 by $33,928,000 (including $29,764,000 of non-cash compensation charges), primarily due to personnel costs ($30,087,000, including $28,247,000 of employee non-cash stock-based compensation), Board of Director fees of $1,624,000 (including $1,517,000 of director non-cash compensation charges in connection with issuance of stock options), developing a new product ($651,000), and the other costs associated with a startup company ($1,265,000).  General and administrative expenses in 2010 were nominal.

 Interest Income, Net

 We had net interest income of $40,000 in the three months ended September 30, 2011 versus $0 in the three months ended September 30, 2010.

 Income Taxes

 The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.  We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  For those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Results for the Year Ended June 30, 2011 and 2010

	Year Ended June 30, 2011		Year Ended June 30, 2010		Variance
Revenues	$	---	$	---	$	---
General and Administrative Expenses		19,970,000		9,000		19,961,000

Operating Loss		19,970,000)		(9,000)		(19,961,000)

Other Income
Interest income, net		62,000		---		62,000
Total Other Income		62,000		---		62,000

Net Loss Before Income Taxes		19,908,000)		(9,000)		(19,899,000)

Income Taxes		---		---		---

Net Loss		$19,908,000)		$(9,000)		$(19,899,000)

Revenues

There were no revenues in the prior year.  The Company has yet to generate revenue since changing its line of business in 2011.

General and Administrative Expenses

Operating expenses increased $19,961,000 in 2011 as compared to 2010 primarily due to personnel costs ($12,325,000, including $10,772,000 in non-cash stock based compensation), developing a new product (2,150,000), and the other costs associated with a startup company ($5,482,000).  Operating expenses in 2010 were nominal.

Interest Income, Net

Net interest income increased $62,000 in 2011 as compared to 2010 primarily due to notes receivable issued for common stock as part of the Recapitalization.  There was no interest income in 2010.

Liquidity and Capital Resources

Cash

At June 30, 2011 and 2010, we had cash balances of $3,794,000 and $0, respectively. From 2007 until the Recapitalization, J. Howard, Inc., an affiliate of Jack L. Howard, a director and officer of the Company prior to the Recapitalization, advanced funds to the Company to support our daily operations.

At September 30, 2011 and 2010, we had cash balances of $30,099,000 and $0, respectively. From 2007 until the Recapitalization, J. Howard, Inc., an affiliate of Jack L. Howard, a director and officer of the Company prior to the Recapitalization, advanced funds to the Company to support our daily operations.

Pursuant to the Recapitalization, Sillerman, together with other investors approved by Sillerman, invested in the Company by acquiring 120,000,000 newly issued shares of common stock of the Company in a private placement transaction, in which we raised $3,600,000 ($220,000 in cash and $3,380,000 in five-year promissory notes with interest accruing at 4.15% per annum).

As a result of the private placements to Adage and KPLB both, selling stockholders in the Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on May 25, 2011, we have raised $10,500,000.

On August 25, 2011, the Company completed the placement of 14,000,000 units (the “Units”), each Unit consisting of (i) one (1) share of common stock, $0.001 par value per share of the Company and (ii) one (1) detachable three (3) year warrant to purchase one (1) share of common stock of the Company with an exercise price of $4.00 per warrant share, at a purchase price of $2.50 per Unit, for an aggregate purchase price of $35,000,000 to accredited and institutional investors.  The proceeds of the offering, less expenses, are to be used for general corporate purposes, including marketing and product development.

The Company’s capital requirements to fund its business plan are scalable based on a few key metrics.  Even though we utilize significant computing resources to run our mobile platform, we do not invest in computer hardware but instead we lease our hardware and accordingly can limit the cost of these servers to be in line with user growth.  One of the most significant operating costs for the Company is the cost associated with acquiring and retaining its user base.  While this cost will be significant to the Company, it is also a controllable cost that will grow only with growth of the Company’s user base.  The Company plans to carefully manage its growth and related costs to ensure it has sufficient capital resources to meet the goals of business plan for the next twelve months.   Although the Company believed that the net cash raised in the August private placement was sufficient to meet its liquidity needs for the next fiscal year, as a result of its investment in TIPPT Media Inc. (and in the event it undertakes other similar transactions), the Company believes that it will need to raise additional cash to meet its liquidity needs.

Cash Flow for the Three Months Ended September 30, 2011 and 2010

Operating Activities

Cash used in operating activities of $3,627,000 for the quarter ended September 30, 2011 consisted primarily of salaries and related employee benefits costs, $651,000 of product development costs, $200,000 of marketing-related costs, $150,000 of outside legal fees, $160,000 of rent expense and $359,000 of travel and entertainment expenses.

Investing Activities

$3,469,000 was used in investing activities for the quarter ended September 30, 2011 for the purchase of office and computer related equipment, including $744,000 related to capitalized software costs and $2,620,000 related to intellectual property resulting from the acquisition of Watchpoints.

Financing Activities

Cash provided by financing activities of $33,401.000 for the quarter ended September 30, 2011 reflects proceeds from the issuance of common stock as part of the August 25, 2011 private placement.

Cash Flow for Year Ended June 30, 2011

Operating Activities

 Cash used in operating activities of $5,645,000 for the year ended June 30, 2011 consisted primarily of salaries and other expenses for operating the Company.

Investing Activities

Cash used in investing activities of $1,330,000 for the year ended June 30, 2011 primarily reflects $695,000 for the letter of credit lease deposit, $317,000 for capitalized software costs, and $235,000 for purchase of an interest in a G-IV jet (see Note 11 to the Consolidated Financial Statements), and investment in Company product.

Financing Activities

Cash provided by financing activities of $10,769,000 for the year ended June 30, 2011 reflects proceeds from the issuance of common stock as part of the Recapitalization.

Dividends

We have no intention of paying any cash dividends on our common stock for the foreseeable future. The terms of any future debt agreements we may enter into are likely to prohibit or restrict, the payment of cash dividends on our common stock.

Commitments and Contingencies

There are no lawsuits and claims pending against us.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material impact on the Company.

Market Risk

Not applicable.

Critical Accounting Policies and Estimates
General

Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, income and expenses, and related disclosures of contingent assets and liabilities.  On an ongoing basis, we evaluate our estimates, including those related to fair values, income taxes and equity issuances.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances.  These estimates form the basis for certain judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates.

           Our significant accounting policies are summarized in Note 3 of our audited and unaudited financial statements.  While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical.  Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates.  Actual results may differ from those estimates.  Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would have a material effect on our results of operations, financial position or liquidity for the periods presented in this report.

The following accounting policies require significant management judgments and estimates:

 Impairment of Long-Lived Assets.

The Company applies the provisions of Accounting Standards Codification (“ASC”) Topic 360, “Property, Plant, and Equipment”, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets.  ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts.  In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets.  Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal.  Based on its review, the Company believes that as of June 30, 2010 and June 30, 2011, there was no significant impairment of its long-lived assets.

Internal Use Software

The Company capitalizes costs related to the development of internal use software in accordance with ASC 350-40.  When capitalized, the Company will amortize the costs of computer software developed for internal use on a straight-line basis or appropriate usage basis over the estimated useful life of the software.  Currently, the Company is in the application development stage of its computer software development and, appropriately, certain costs have been capitalized in the amounts of $317,000 and $0 as of June 30, 2011 and June 30, 2010, respectively.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.  We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  For those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation.  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period.  The Company uses the Black-Scholes option pricing model to determine the fair value of stock options and warrants issued.  Stock-based awards issued to date are comprised principally of restricted stock awards (RSUs).

OUR BUSINESS

General

Our business is built on a simple concept: Watch TV. Earn Rewards.  The business is a loyalty program that rewards our users for watching television.  Users receive points for checking in to and interacting with their favorite TV shows and can then redeem these points for real items such as movie tickets, music and gift cards.  We plan to generate revenue through advertising and the sale of merchandise related to the TV shows and other entertainment viewed by users that would appear in users’ mobile devices through the use of the application.

Our Loyalty Program

Our loyalty program will be delivered to consumers in the form of a free application, or app, that works on multiple device types, including mobile phones, tablets and laptops.  The user experience is simple.  The consumer downloads the app, creates an account and while watching TV, taps the check in button.  Using the device’s microphone, the application collects an audio sample of what the user is watching on television and uses proprietary technology to convert that sample into a digital fingerprint. Within seconds, that proprietary digital fingerprint is matched against a database of reference fingerprints that are collected from over 100 English and Spanish television channels within the United States. We are able to verify TV check-ins across broadcast, cable, online, satellite, time-shifted and on-demand content. The ability to verify check-ins is critical because users are rewarded points for each check in. Users can redeem the points within the app’s rewards catalogue for items that have a monetary value such as movie tickets, music and gift cards.

In addition to television show check-in points, users can earn additional points by engaging with brand or network sponsored games, videos, polls or quizzes related to the show that they are watching and by inviting friends or sharing their activities via social media. In addition to rewards, there will also be sweepstakes opportunities and instant win games for higher value prizes or unique experiences. Our product will be limited to participants who are 13 years of age or older.

Our Technology

We have completed a first version of the application, which has been approved by Apple. Our intention is to make the app available to the public in the Apple iTunes App Store at the beginning of the first calendar quarter of 2012. The approved version of the app works on Apple iOS devices such as the iPhone, iPad and iPod Touch. We will continuously test the application with a goal of improving overall performance and usability.

The iOS release will be followed by a version of the application for use on Android smart phones and tablets which we anticipate to be within the first calendar quarter of 2012. We will consider adding versions for other mainstream mobile operating systems such as Windows Phone and Blackberry based on demand and other business factors. Distribution of the product will occur via regular online marketplaces for content and applications used by such mobile operating systems, and will include iTunes for iOS devices or the Android marketplace for devices using the Android operating system.

The back-end technology for the application has been designed to accommodate the significant numbers of simultaneous check-ins required to support primetime television audiences. Our plan is to expand our capacity to support simultaneous check-ins around major television events such as the Super Bowl. In addition to our own dedicated co-location facilities on the east and west coasts, we are using third-party cloud computing services from Amazon Web Services to help us scale our technical capacity as efficiently as possible.

Target Consumer

While most people watch television, we are targeting male and female consumers between the ages of 18-49.  This target audience was selected due to the amount of television they consume on a weekly basis as well as the likelihood that they will have smartphones and other wireless devices such as tablets and laptops with them while viewing television. To build our user base, we will target this audience using traditional media techniques such as direct response, banner, and mobile advertising, public relations, search engine optimization and search engine marketing across online, broadcast and print media outlets.

When a user signs up for and downloads our app, we collect the user’s email, zip code and television provider. The email enables us to verify the user and reduces the chance of fraud. The zip code allows us to present a relevant list of cable and satellite providers to the user to deliver the correct channel listing data. Knowing the television provider in turn helps us to increase the rate of success for television show matching. We encourage the user to provide additional information such as their birthday and physical mailing address.  The user’s birthday information helps us verify that a user is at least 13 years. The physical mailing address is required for the delivery of physical goods selected by the user in the application rewards catalogue.  This information also helps us better target relevant advertising to the user. We manage this information in adherence with standard privacy policies and regulations.

WatchPoints Acquisition

The acquisition on September 29, 2011 of the WatchPoints assets owned by Mobile Messaging Systems LLC included patent applications for pending and unissued patents related to their own audio fingerprinting technology, the aggregation of users based on specific television programming and opportunities for enhanced user content engagement experiences.  Each of these patent applications, if granted, would complement the Company’s intended business.

Commercializing the Product

We have hired personnel with diverse backgrounds in general management and in digital media and entertainment, along with specialists in product development, editorial, graphic design, software engineering, marketing, analytics, sales, business development, human resources, finance and legal for the purpose of developing the business plan, building the product, generating ad sales with brand and network marketers, acquiring and retaining customers.

Advertising sales will result from direct outreach by our internal sales team to companies, networks and advertising agencies. User acquisition will be driven through regular marketing strategies such as banner and mobile advertising, direct response, and search engine marketing. Like many applications, the Company’s application integrates into users’ existing social media networks, making it possible for users to share their activity with friends, family and followers, which helps to drive customer awareness and acquisition. The social media experience within the Company’s application is therefore important, and will be complementary to the core value proposition of generating revenue through advertising sales.

Operations

We are creating a product that encourages consumer participation and active engagement through incentives, and brand and network-sponsored content.  We intend to market our product through various channels, including online advertising, broad-based media (such as television and radio), as well as various strategic partnerships.  We intend to utilize co-location facilities and the services of third-party cloud computing providers, more specifically, Amazon Web Services, to help us efficiently manage and operate certain aspects of our platform.

Like many applications, the Company’s initial product integrates into users’ existing social media networks, making it possible for users to share their activity with friends, family and followers. The social media experience within the Company’s product is important, and will be complementary to the core value proposition of generating revenue through advertising sales.

Revenue

We plan to generate revenue from advertising sales. Because the application is not yet available to the public, we have not yet generated any revenues. Advertising will be sold primarily to brand marketers and television networks by our dedicated sales team.  Our focus is on brand marketers that are most relevant to our target demographic of consumers between the ages of 18-49, and are active in television, digital and retail marketing. Our sales team is also briefing large advertising and media agencies on our capabilities so that they might recommend integration of our application into their client proposals.  Regarding television marketers, we are focusing on TV networks and producers based on their relevance to our target audience, their reach and popularity. We are prioritizing networks and shows that we know to be actively engaged in digital extensions, such as Social TV or second screen technology. Additionally, we expect to gain revenue from the sale of television show related merchandise such as show music, DVDs and apparel, all of which is featured within the application and sold through online retail partners such as iTunes and Amazon.

Initially, we anticipate revenues to be generated substantially in the United States.

Seasonality

We expect our business to be affected by regular retail seasonality and by the normal rhythm of TV industry programming. Retail seasonality will impact how much brand marketers will spend to market their products and services at different points throughout the year. TV industry seasonality will impact our business because the amount network marketers will spend to promote certain TV programming will change during series premieres, summer time, ratings weeks or around major TV events such as the Super Bowl, Oscars, or Grammys. We believe revenues will be slowest during the summer, or the third calendar quarter. Variable expenses associated with marketing, future product releases, consumer incentives and advertising services will fluctuate in relation to revenue, but not necessarily by the same percentage.

Competition

The market for digital and social media applications is intensely competitive and subject to rapid change.  New competitors may be able to launch new businesses at relatively low cost.  Many consumers maintain simultaneous relationships with multiple digital brands and products and can easily shift consumption from one provider to another. Additionally, the “Social TV” category is nascent and has yet to attract the attention of the mainstream consumer and marketers.

While there are a variety of companies currently in the market that offer either manual check-in or audio verification, we believe our application differs significantly because (a) we offer users real, as opposed to virtual, rewards such as movie tickets, music and gift cards (b) other companies do not currently position themselves as a loyalty program for television and (c) we offer a comprehensive range of features and functionality, such as automatic check-ins using audio verification, in-app digital advertising engagements (such as games or videos, real-time polls and quizzes) and full social media integration. Such integration makes it easy for users to share what they are doing within the application with their social network and to follow show-specific commentary on Twitter and Facebook. We also offer the user a listing of current or upcoming shows for which they can set reminders, learn more information and indicate their support of the show by “liking” it.

Other companies in the “Social TV” market focus on the simple ability of a user to communicate their television viewing activity to others in the user’s social media circles.  Instead of real rewards, these other companies offer their users virtual points, leader board status, digital badges or stickers. We believe that our target market will be motivated by the ability to earn real rewards on a frequent basis and to interact in real time via show-specific polls, quizzes, videos and games.

Our principal competitors can be grouped into the following categories:

•
Companies that do not offer audio sampling or matching technology. With these products, users have to manually enter information into the app about what they are watching or doing. Users are primarily incentivized with status and/or virtual goods, such as digital badges or stickers.  Companies in this category include: Get Glue, Miso, Kiip, ScreenTribe, Tuner Fish, Yap, Zee Box and CrowdTwist.  Except for ScreenTribe, none of these companies provide real rewards.

•
Companies that deliver many of the same social sharing features as those listed above and also utilize audio sampling and matching so users can identify and share what they are doing automatically.  Companies in this category include: Shazam, IntoNow and Umami. None of these companies provide a continuous real rewards program.  Their offers are made on a limited one-off basis.

•
Companies that offer non-branded or white label features and functionality as components of a third party brand’s products. Companies in this category include: Ex-Machina, BunchBall, Zeitera, GraceNote and Loyalize. None of these companies offer a cohesive product with the breadth and focus of our application, nor do they directly offer real rewards.

The Recapitalization

 Pursuant to the Recapitalization Agreement, Sillerman, together with other investors approved by Sillerman, invested in the Company by acquiring 120,000,000 newly issued shares of common stock of the Company in a private placement transaction at a price of $0.03 per share (on a post-split basis as described below), as a result of which Sillerman and the other investors acquired approximately 99% of the outstanding shares of common stock, with Sillerman (together with Robert F.X. Sillerman personally) directly or indirectly beneficially owning more than a majority of the outstanding shares of common stock. Upon consummation, the proceeds of the private placement of $3,600,000 ($220,000 in cash and $3,380,000 in five-year promissory notes with interest accruing at the annual rate equal to the long-term Applicable Federal Rate in effect as of the date of the recapitalization agreement, which was 4.15% per annum) were received.

Immediately after the Recapitalization was consummated, the Company issued 13,232,597 shares of common stock to an institutional investor (for $10,000,000) at a price of approximately $0.76 per share, and 940,000 shares of common stock to an accredited investor ($500,000) at a price of approximately $0.53 per share. The shares of common stock issued in such placements were exempt from registration under the Securities Act, pursuant to an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and the safe harbors for sales under Section 4(2) provided by Regulation D promulgated pursuant to the Securities Act.  No advertising or general solicitation was employed in offering the securities.  Transfer of the shares was restricted by the Company in accordance with the requirements of the Securities Act.

On February 16, 2011, the Company issued a five-year warrant for 100,000 shares with an exercise price of $0.80 per share to Berenson Investments LLC.  Berenson & Company, LLC, an affiliate of Berenson Investments LLC, was the financial advisor to Sillerman in connection with the Recapitalization.  On May 9, 2011, Berenson Investments LLC exercised the warrant and paid $80,000 for 100,000 shares of our common stock.

As part of the Recapitalization, the Company also issued 250,000 shares to J. Howard, Inc., an entity affiliated with Jack L. Howard, a director and officer of the Company prior to the Recapitalization, and its designees (which included former directors of the Company) in connection with partially extinguishing outstanding debt of $171,000 owed to J. Howard, Inc. The fair market value of the shares at issuance was $0.03 per share.  The remaining debt of $163,000 was satisfied on February 15, 2011 by payment to J. Howard, Inc. in such amount.  In addition, J. Howard, Inc. was paid $37,000 to be used for payment of expenses incurred in connection with the Recapitalization on behalf of the Company.

As part of the Recapitalization, the Company effectuated a 1 for 10 Reverse Split. Under the terms of the Reverse Split, each share of common stock, issued and outstanding as of such effective date, was automatically reclassified and changed into one-tenth of one share of common stock, without any action by the stockholder. Fractional shares were rounded up to the nearest whole share.  All share and per share amounts have been restated to reflect the Reverse Split.

Asset Purchase

On September 29, 2011 in furtherance of its business plan, the Company, through its wholly-owned subsidiary, Project Oda, Inc., purchased certain assets of Mobile Messaging Solutions, Inc.’s Watchpoints business.  The consideration for such transaction consisted of $2,500,000 in cash and 200,000 shares of the Company’s common stock with a fairvalue of $8.00 per share~~.~~ on the date of the transaction and direct transaction costs of $120,000.  The Watchpoints business is involved in developing, selling, maintaining and improving an interactive broadcast television application utilizing audio recognition technology.  The assets purchased, and the related value allocated to each, include intellectual property ($4,209,000)and certain computer-related equipment ($11,000).  The intellectual property included patent filings for audio verification technology and the provision of value-added programming/services based on such verification and trademarks for the “Watchpoints” name.  The value allocated to the intellectual property will be amortized over the expected useful life of the Company’s software product. The Company also paid Kai Buehler, the CEO of Watchpoints, a $300,000 finder’s fee, which was expensed in the current quarter, andappointed him as a full-timeSenior Vice President of the Company.

The Watchpoints intellectual property we acquired consists of the Watchpoints-related domain names, the Watchpoints trademark and certain United States patent applications. No issued patents were acquired. The Watchpoints technology and patent filings include applications for the following:  identification of broadcast programs using digitized audio signatures; automatic grouping of users related to specific broadcast programming; and opportunities for enhanced consumer content experiences such as polls and games.  The patent applications that we acquired relate only to pending, unissued patents.  There is no assurance that the patent applications will be granted or that modifications may not be required by the United States Patent Office.  Any patent that issues from these acquired applications would be enforceable until early May 2030, provided that all maintenance fees are paid in a timely fashion.

The foregoing description of the asset purchase agreement is not complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibits 10.1 to the Company’s Form 8-K filed with the SEC on October 3, 2011 and incorporated herein by reference.

Investment in TIPPT Media Inc.

On December 23, 2011, in furtherance of its business plan, the Company obtained a sixty-five (65%) percent ownership interest in TIPPT Media Inc., a Delaware corporation (“TIPPT”), which will sell coupons and/or discount codes on behalf of third parties to promote products via a variety of internet-based methods of electronic communications.   To date, TIPPT has been a concept and developing business plan, and TIPPT has no customers and has not generated any revenues. In consideration for its investment in TIPPT, the Company paid two million dollars ($2,000,000) in cash, foregave the repayment of a two-hundred and fifty thousand dollar ($250,000) promissory note owed to the Company by TIPPT LLC, a Delaware limited liability company and the minority stockholder of TIPPT, and agreed to issue a warrant to purchase one million shares of the Company’s common stock at an exercise price equal to 115% of the 20-day trading average of the Company’s common stock if certain performance conditions are met within 4 months of the closing of the transaction.

In connection with the transaction, the Company entered into a five-year line of credit agreement, pursuant to which the Company may provide advances to TIPPT to finance its working capital obligations, in an aggregate principal amount not to exceed twenty-million dollars ($20,000,000), with an interest rate not to exceed four (4%) percent per annum.  In connection with the transaction, the Company also entered into a stockholders agreement with the other stockholders of TIPPT regarding, among other things, restrictions on the transfer of shares in TIPPT and the potential exchange under certain circumstances of all or a portion of the 35% interest in TIPPT held by TIPPT LLC into the Company’s common stock.

The foregoing description of the line of credit agreement and the stockholders agreement are not complete and are qualified in their entirety by reference to the full text of each of the line of credit agreement and the stockholders agreement, a copy of which are filed as Exhibits 10.1 and Exhibit 10.2, respectively, to the Company’s Form 8-K filed with the SEC on December 29, 2011 and incorporated herein by reference.

Former Business

Function(x) was incorporated in Delaware in July 1994, and was formerly known as Gateway Industries, Inc.  After our incorporation and during the period from December 1996 to March 2000, we had no operating business or full time employees.  On March 21, 2000, we acquired Oaktree pursuant to a stock purchase agreement.  Through Oaktree, we provided cost effective marketing solutions to organizations needing sophisticated information management tools.  The purchase price of Oaktree was approximately $4,100,000, consisting of $2,000,000 in cash, the issuance of 600,000 restricted shares of common stock of the Company and the assumption of approximately $650,000 of debt, which was repaid at the closing date, plus certain fees and expenses.  In December 2007, Oaktree sold 5,624 shares of its common stock to Marketing Data, Inc., an affiliate of an officer of Oaktree, for $1,000.  As a result, our ownership interest in Oaktree was reduced to 20% of Oaktree’s outstanding common stock.  In connection with this transaction, we agreed to make a capital contribution of $225,000 to Oaktree at closing.  As a result of this transaction, we recorded a loss on sale of subsidiary in the amount of $4,238,000 during the year ended December 31, 2007.

 In July 2005, we sold 500,000 shares of 10% Series A Preferred Stock to Steel Partners II, L.P., an affiliate of Jack L. Howard, a director and officer of the Company prior to the Recapitalization, and, at the time, our largest stockholder, for a purchase price of $1,467,000. In addition, we sold to Steel Partners II warrants to purchase 1,500,000 shares of common stock, with an exercise price of $0.22 per share, for a purchase price of $33,000.  On May 15, 2008, we repurchased all of the Preferred Stock and Warrants originally issued to Steel Partners II for a purchase price of $1,000. None of the Warrants were ever exercised by Steel Partners II and no dividend was paid on the Preferred Stock.

On October 24, 2010, Oaktree repurchased our remaining 20% interest in Oaktree for $100.  As a result, Marketing Data, Inc. owned 100% of the outstanding common stock of Oaktree.  The disposition of our interest in Oaktree enabled us to begin to explore the redeployment of our existing assets by identifying and merging with, or acquiring, or investing in, one or more operating businesses, which resulted in the Recapitalization.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our current directors .

Name	Age	Position
Robert F.X. Sillerman	63	Director*
Janet Scardino	52	Director*
Mitchell J. Nelson	63	Director*
Benjamin Chen	46	Director
Peter Horan	56	Director
John D. Miller	66	Director
Joseph F. Rascoff	66	Director
Harriet Seitler	55	Director

* Also an executive officer (see below)

The following table sets forth the name, age and position of each of our current executive officers:

Robert F.X. Sillerman	63	Executive Chairman**
Janet Scardino	52	Chief Executive Officer**
Mitchell J. Nelson	63	Executive Vice President, General Counsel, Secretary**
Chris Stephenson	46	Chief Marketing Officer
William B. Manning	55	Principal Financial Officer

** Also a director (see above)

Robert F.X. Sillerman

Robert F.X. Sillerman was elected a Director of the Company and Executive Chairman of the Board of Directors effective as of the closing of the Recapitalization.  He has, since January 2008, served as Chairman and Chief Executive Officer of Circle Entertainment Inc.  Mr. Sillerman also served as the Chief Executive Officer and Chairman of CKX from February 2005 until May 2010. From August 2000 to February 2005, Mr. Sillerman was Chairman of FXM, Inc., a private investment firm. Mr. Sillerman is the founder and has served as managing member of FXM Asset Management LLC, the managing member of MJX Asset Management, a company principally engaged in the management of collateralized loan obligation funds, from November 2003 through April 2010. Prior to that, Mr. Sillerman served as the Executive Chairman, a Member of the Office of the Chairman and a director of SFX Entertainment, Inc., from its formation in December 1997 through its sale to Clear Channel Communications in August 2000.  The Board of Directors selected Mr. Sillerman as a director because it believes he possesses significant entertainment and financial expertise, which will benefit the Company.

Janet Scardino

Janet Scardino was appointed as Chief Executive Officer and Director of the Company effective as of the closing of the Recapitalization.  Ms. Scardino was President Commercial for 19 Entertainment, creator of American Idol, from September 2008 through February 2011. Prior to that, she was President and Chief Marketing Officer of The Knot, Inc., a leading life-stage digital media business and NASDAQ listed company, from October 2007 through September 2008.  She was the Executive Vice President of Reuters Group PLC from March 2005 through August 2007, serving as EVP, Global Head of Marketing, and later promoted to Managing Director, for Reuters Media Division.  Between February 2003 and March 2005, Scardino was a digital media entrepreneur.  Ms. Scardino was Senior Vice President, International Marketing for AOL from March 2001 to February 2003. Scardino was Managing Director for the Disney Channel Italy, a wholly owned subsidiary of The Walt Disney Company from 1998 through 2001.  For a decade, Scardino served in various positions for MTV Networks from 1987 to 1997, most recently as Vice President, International Marketing for MTV: Music Television.  The Board of Directors selected Ms. Scardino as a director because it believes she possesses significant media and entertainment experience, which will benefit the Company.

Mitchell J. Nelson

Mitchell J. Nelson was appointed Director, Executive Vice President, General Counsel, and Secretary effective as of the closing of the Recapitalization.  Mr. Nelson also serves as Executive Vice President, General Counsel and Secretary of Circle Entertainment, Inc., having served in such capacity since January 2008, and served as President of its wholly-owned subsidiary, FX Luxury Las Vegas I, LLC (which was reorganized in bankruptcy in 2010) during 2010.  He also served as President of Atlas Real Estate Funds, Inc., a private investment fund which invested in United States-based real estate securities, from 1994 to 2008, as Senior Vice President, Corporate Affairs for Flag Luxury Properties, LLC from 2003.  Prior to 2008, Mr. Nelson served as counsel to various law firms, having started his career in 1973 at the firm of Wien, Malkin & Bettex.  At Wien, Malkin & Bettex, which he left in 1992, he became a senior partner with supervisory responsibility for various commercial real estate properties. Mr. Nelson is an Adjunct Assistant Professor of Real Estate Development at Columbia University.  He was a director of The Merchants Bank of New York and its holding company until its merger with, and remains on the Advisory Board of Valley National Bank. Additionally, he has served on the boards of various not-for-profit organizations, including as a director of the 92nd Street YMHA and a trustee of Collegiate School, both in New York City.  The Board has selected Mr. Nelson as a director because it believes his legal and business experience will benefit the Company.

Benjamin Chen

Benjamin Chen was appointed as a Non-Executive Board Member of the Company on February 15, 2011.  Chen is a leader in business and technology and was appointed as a Non-Executive Board Member of the Company.  Mr. Chen is the Founder, Chairman and CEO of Mochila, Inc., a leading digital content and syndication platform, serving since November 2001.  Mr. Chen previously founded multiple internet and marketing related businesses, including AppGenesys, Inc., serving as its CEO/CTO from January 2000 until August 2001.  He served as CTO/CIO from 1996 until 2000 at iXL Enterprises, Inc. a strategic interactive agency (now part of Publicis), where he served on the management team that took the company public in 1999. Previously he was at Ironlight Digital Corporation, serving as its CTO from 1995 until 1996.  Mr. Chen has worked as an external entrepreneur in residence for JP Morgan and Mission Ventures, as well as an advisor for GE Capital.  The Board of Directors has selected Mr. Chen as a director because it believes his experience in technology and startup businesses will benefit the Company.

Peter Horan

Peter C. Horan was appointed as a Non-Executive Board Member of the Company on February 15, 2011.  Mr. Horan is currently the Executive Chairman of Halogen Network, a next generation digital media company, a position he has held since February 2010.  Mr. Horan has served as CEO of many internet companies, including Goodmail Systems, Inc. from 2008 to 2010.  Previously, Mr. Horan was CEO of IAC’s Media and Advertising group from 2007 to 2008.  He was CEO of AllBusiness.com from 2005 to 2007.  As CEO of About.com from 2003 to 2005, Mr. Horan led the sale of the company to the New York Times Company. Mr. Horan was CEO of DevX.com from 2000 to 2003.  Previously at International Data Group, he served as Senior Vice President from 1991 until 2000, where he was also the publisher of their flagship publication Computerworld.  He held senior account management roles at leading advertising agencies including BBD&O and Ogilvy & Mather.  Mr. Horan was selected as a director because the Board of Directors believes that his technology, internet and advertising experience will benefit the Company.

John D. Miller

John D. Miller was appointed as a Non-Executive Board Member of the Company on February 15, 2011.  Mr. Miller was elected a director of Circle Entertainment Inc. in January 2009. Mr. Miller is the Chief Investment Officer of W.P. Carey & Co. LLC, a net lease real estate company. Mr. Miller is also a founder and Non-Managing Member of StarVest Partners, L.P., a $150 million venture capital investment fund formed in 1998. From 1995 to 1998 Mr. Miller was President of Rothschild Ventures Inc., the private investment unit of Rothschild North America, a subsidiary of the worldwide Rothschild Group. He was also President and CEO of Equitable Capital Management Corporation, an investment advisory subsidiary of The Equitable, where he worked for 24 years beginning in 1969. From February 2005 through January 2009, when he resigned, Mr. Miller served as a director of CKX, Inc.  The Board of Directors believes that Mr. Miller’s venture capital and financial experience will benefit the Company, and have selected him as a director for that reason.

Joseph F. Rascoff

Joseph F. Rascoff was appointed as a Non-Executive Board Member of the Company on February 15, 2011.  Mr. Rascoff is the co-founder of The RZO Companies, and since 1978 has been representing artists in recording contract negotiations, music publishing administration, licensing, royalty compliance, and worldwide touring. From 1974 to 1978, Mr. Rascoff was a partner in Hurdman and Cranstoun, a predecessor accounting firm of KPMG. Mr. Rascoff has been an Advisory Director of Van Wagner Communications LLC since 2005.  In 2009, he became a consultant to Live Nation Entertainment, Inc. He has served as a Trustee of The University of Pennsylvania (1992-1996), is on the Board of Overseers of the University of Pennsylvania Libraries, and is a Trustee and former President of the Board of Trustees of The Bishop’s School, La Jolla, California.   The Board of Directors believes that Mr. Rascoff’s business and entertainment experience and financial expertise will benefit the Company and, therefore, has selected him as a director.

Harriet Seitler

Harriet Seitler was appointed as a Non-Executive Board Member of the Company on February 15, 2011.  Ms. Seitler is currently Executive Vice President for Oprah Winfrey’s Harpo Studios.  Joining Harpo over 15 years ago in 1995, Ms. Seitler is responsible for marketing, development of strategic brand partnerships, and digital extensions for the Oprah Winfrey Show.  Ms. Seitler was also instrumental in the development and launch of “The Dr. Oz Show”.  Prior to working at Harpo, Ms. Seitler served as Vice President, Marketing at ESPN from 1993 to 1994.  She was responsible for the branding of ESPN, SportsCenter, as well as the branding and launch of ESPN2.  Ms. Seitler began her career at MTV Networks serving from 1981 to 1993 in marketing and promotions, rising to the rank of Senior Vice President.  At MTV, Ms. Seitler pioneered branded entertainment initiatives and built major new franchises such as the MTV Movie Awards and MTV Sports.  Ms. Seitler has served on the Board of Directors of The Oprah Winfrey Foundation, and is currently a board member of Sharecare.com.  The Board of Directors selected Ms. Seitler as a director because it believes that her experience in TV and digital media, sponsorships and marketing will benefit the Company.

Chris Stephenson

Chris Stephenson, the Company’s Chief Marketing Officer, was most recently Chief Marketing Officer at Interscope Records, part of Universal Music Group and home to Lady Gaga, Eminem, U2 and many other multi-platinum artists, from September 2009 to May 2011. From March 2006 to September 2009, Stephenson was General Manager, Global Marketing for Microsoft Entertainment, where he led product marketing in the development of the software and hardware businesses.

Stephenson was also Senior Vice President of Marketing at House of Blues Entertainment, focused on brand development and online content. Before this, based in London, Stephenson was Senior Vice President of Marketing for MTV and VH1 and ran multiple award-winning advertising campaigns internationally. He also developed multiple sponsor-driven programs including the European Music Awards and was an early digital pioneer at MTV Networks.

William B. Manning

           Mr. Manning was appointed the Principal Financial Officer and Principal Accounting Officer of the Company on November 10, 2011.  From March 2011 to October 2011, Mr. Manning was a private consultant in finance and accounting.  From September 2002 to February 2011, Mr. Manning was the Executive Vice President and Chief Financial Officer of Flag Luxury Properties, LLC.  Mr. Manning has participated in numerous corporate finance transactions and developed financial reporting systems for companies ranging from start-up to publicly traded international entities.  He is a CPA and holds a MBA from Pace University.

EXECUTIVE COMPENSATION

On February 15, 2011 we entered into an employment agreement with Janet Scardino for her services as Chief Executive Officer.  The term of the agreement is for three years, with automatic renewal for one additional three-year term, unless either party provides written notice of intention not to renew or unless sooner terminated.  Ms. Scardino’s base salary is $500,000 (payable in cash or shares of common stock) to be increased by at least five percent annually.  She is to receive additional compensation at the sole discretion of the board of directors in the form of additional cash bonus and/or grant of restricted stock, stock options or other equity award.   Ms. Scardino will receive the following minimum grants of restricted stock:  (i) 750,000 shares (subject to adjustment for stock dividends, subdivisions, reclassifications, recapitalizations and other similar events) of the Company’s common stock at the beginning of the first year of employment and (ii) 250,000 shares (subject to adjustment for stock dividends, subdivisions, reclassifications, recapitalizations and other similar events) of common stock at the beginning of each employment year of the initial term.

On February 16, 2011 we entered into an employment agreement with Robert F.X. Sillerman for his services as Executive Chairman of the board of directors and Director.  The term of the agreement is for five years.  Mr. Sillerman’s base salary is $1,000,000 (payable in cash or shares of common stock) to be increased annually by the greater of:  (i) five percent or (ii) the current base salary multiplied by the percentage increase in the Consumer Price Index published by the Federal Bureau of Labor Statistics for the New York, New York metropolitan area during the previous twelve calendar months.  He is to receive additional compensation at the sole discretion of the board of directors in the form of additional cash bonus and/or grant of restricted stock, stock options or other equity award.   Mr. Sillerman will receive a minimum grant of restricted stock in the amount of 5,000,000 shares (subject to adjustment for stock dividends, subdivisions, reclassifications, recapitalizations and other similar events) of the Company’s common stock at the beginning of the first year of employment.

The Company entered into an employment agreement with Chris Stephenson, pursuant to which Mr. Stephenson shall serve as Chief Marketing Officer of the Company. The initial term of Mr. Stephenson’s employment is three years. The agreement requires that Mr. Stephenson devote his full working time to the Company. During the term of the agreement, the Company shall pay Mr. Stephenson an initial annualized base salary equal to $400,000.  Mr. Stephenson shall be entitled to a restricted share grant of 250,000 shares of the Company’s common stock at the beginning the first employment year, 1/3 of which will vest at the end of each employment year (assuming Mr. Stephenson is still employed by the Company) and 100,000 shares of the Company’s common stock at the beginning of each year of Mr. Stephenson’s employment term, 1/3 of which vest at the end of each employment year (assuming Mr. Stephenson is still employed by the Company).

           The foregoing descriptions of the employment agreements with Ms. Scardino and Messrs. Sillerman and Stephenson are not complete and are qualified in their entireties by reference to the complete text of the Agreements.  Copies of the employment agreements with Ms. Scardino and Mr. Sillerman are filed as Exhibits 10.3 and 10.4 to the Company’s Form 8-K filed with the SEC on February 16, 2011, and a copy of the employment agreement with Mr. Stephenson is filed as Exhibit 13.1 to the Company’s quarterly report on Form 10-Q filed with the SEC on May 12, 2011, each of which is incorporated herein by reference.

2011 Summary Compensation Table

The table below summarizes the compensation earned for services rendered to the Company for the fiscal years ended June 30, 2011 and June 30, 2010 by our Chief Executive Officer and the two other most highly compensated executive officers of the Company (the “named executive officers”) who served in such capacities at the end of the fiscal year ended June 30, 2011. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of $10,000 annually.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)	Total ($)
Robert F.X. Sillerman	2011	379,000		85,000,000		650	85,380,000	(2)
Executive Chairman	2010	--	--	--	--	--	--
Janet Scardino	2011	189,000		38,250,000		2,000	38,441,000	(2)
Chief Executive Officer	2010	--	--	--	--	--	--
Christopher Stephenson	2011	67,000		3,588,000		300	3,655,000
Chief Marketing Officer	--	--	--	--	--	--	--

(1)  Amounts equal to the fair value of the stock at the grant date.

(2)  The compensation charges of $85,380,000 for Mr. Sillerman and $38,441000 for Ms. Scardino are largely attributed to the fair value of stock based awards issued to Mr. Sillerman and Ms. Scardino after the Recapitalization. Stock-based awards issued to date are comprised principally of restricted stock units (RSUs). The executive compensation awards related to the RSUs are subject to the terms of the executive incentive plan.

Each executive eligible to participate in the executive incentive plan adopted by the Board of Directors, is eligible to receive an annual grant of restricted stock, stock options or other equity award, as determined by the Compensation Committee of the Board of Directors. The determination whether to award any annual cash bonus or equity grant and the form and amount thereof is at the discretion of the Compensation Committee, provided that the executive receives a minimum grant of restricted stock in accordance with the executive incentive plan adopted during the first year of employment. The minimum grant of restricted stock is based on such executive’s employment agreement.

In negotiating the employment agreements with Mr. Sillerman and Ms. Scardino, the Company considered the following material factors: (i) the Company was a shell with no business, operations, assets or revenues; (ii) the future success of the Company would depend greatly on the vision and leadership of Mr. Sillerman and Ms. Scardino; (iii) each of Mr. Sillerman and Ms. Scardino had been working during the previous six months assembling the ideas for the Company’s new direction; (iv) viewing the Company as a start-up, the risk that Mr. Sillerman and Ms. Scardino would be foregoing other opportunities to undertake the responsibilities for leading the Company; (v) the cash compensation of each of Mr. Sillerman and Ms. Scardino at their prior jobs; (vi) the need to supplement the executive’s cash compensation with stock awards; and (vii) the vesting of stock awards to ensure that each executive stay with the Company for an extended period of time.

Although the employment agreements were entered into by the Company and each of Mr. Sillerman and Ms. Scardino on February 16, 2011 and February 15, 2011, respectively, the employment agreements were ratified and approved by the Compensation Committee, which is made of independent directors, and by all of the independent directors of the Board of Directors.  The Compensation Committee approved the employment agreements on February 24, 2011.

In their respective employment agreements, Mr. Sillerman’s minimum grant of restricted stock is 5,000,000 shares and Ms. Scardino’s minimum grant of restricted stock is 1,500,000 shares which in each case would vest over a five-year period.  These amounts were determined and agreed to at the time of the Recapitalization.  On February 16, 2011, we completed a private placement of our stock with Adage for a purchase price of $0.76 per share.  As a result of the Recapitalization and the announcement of the transaction, the price of our stock rose dramatically from $0.01 to a high of $26.00.  The compensation charges related to the restricted stock grants reflected in the chart above are based on the product the amount of the stock grant and the closing price on the grant date, which resulted in a fair value of $85,000,000 and $38,250,000 for Mr. Sillerman and Ms. Scardino, respectively.

In the future, the Compensation Committee  will award restricted stock grants based on benchmarking against comparable companies.  In addition, each year, the Compensation Committee will exercise in its sole discretion its compensation policy consistently with all of  our executives.
Outstanding Equity Awards at June 30, 2011

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Robert F.X. Sillerman (1)	--	--	--	--	5,000,000	45,250,000	--	--
	--	--	--	--	--	--	--	--
Janet Scardino (1) (2)	--	--	--	--	1,500,000	13,575,000	--	--
	--	--	--	--	--	--	--	--
Christopher Stephenson (1) (3)	--	--	--	--	550,000	4,977,500	--	--

(1)	No options have been granted. For information regarding restricted stock units, see also Note 9 to our audited Consolidated Financial Statements, Share-Based Payments.
(2)
Includes 1,000,000 shares which will vest over a three-year period starting on the last day of the first employment year, 250,000 shares which will vest over a three-year period starting at the commencement of the second employment year, and 250,000 shares which will vest over a three-year period starting at the commencement of the third employment year. All shares were deemed granted on the date of execution of the employment agreement.

(3)
Includes 350,000 shares which will vest at the commencement of the first employment year, 100,000 shares at the commencement of the second employment year, and 100,000 shares at the commencement of the third employment year. All shares were deemed granted on the date of execution of the employment agreement.

Potential Payments upon Termination without Cause or Change-in-Control

The following disclosure is for our Executive Chairman, Mr. Sillerman.

Upon a (i) termination by our Company without “cause” or (ii) a “constructive termination without cause” the employment agreement for Mr. Sillerman provides for the following benefits: (a)  payments equal to (x) the cash equivalent of three years’ base salary at the rate in effect on the date of termination (or immediately prior to a constructive termination due to salary reduction) and (y) three times the average of all cash and equity bonuses paid during the three years prior to the termination, or if no annual bonuses were paid, a payment in the amount of $100,000 per year for each year a cash bonus was not paid and $100,000 per year for each year an equity grant was not made, (b) continued eligibility to participate in any benefit plans of our Company for one year, plus (c) accelerated vesting of any stock options, restricted stock or other equity based instruments previously issued to the executive officer. Additionally, upon termination by our company for a “change of control”, Mr. Sillerman will receive the benefits set forth in (a), (b), and (c) above, plus all options to purchase the Company’s capital stock shall remain exercisable for the full maximum term of the original option grant or ten years from the closing of the change of control transaction, whichever is greater.  As a result, Mr. Sillerman would receive benefits valued at $48,875,000 if a change of control were to occur as of June 30, 2011.  In addition, in the event that the aggregate of such payments would constitute a “parachute payment” under the rules set forth in Section 280G of the Internal Revenue Code of 1986, then the Company shall also pay Mr. Sillerman a gross-up payment such that after the imposition of Federal, State and local income taxes, Mr. Sillerman would be entitled to retain the foregoing amount.  Such additional amount is $15,498,000.

The following disclosure is for our Chief Executive Officer, Ms. Scardino.

Upon a (i) termination by our Company without “cause” or (ii) a “constructive termination without cause” or (iii) a “change of control”, the employment agreement for Ms. Scardino provides for the following benefits: (a)  payments equal to (x) the cash equivalent of six months’ base salary at the rate in effect on the date of termination (or immediately prior to a constructive termination due to salary reduction) and (y) a pro-rated annual cash bonus based on the annual cash bonus paid to Ms. Scardino for the immediately preceding employment year or $125,000, whichever is greater, (b) continued eligibility to participate in any benefit plans of our Company for one year, plus (c) accelerated vesting of any stock options, restricted stock or other equity based instruments previously issued to the executive officer. However, in the event that any amount payable to Ms. Scardino upon a “change of control” would be nondeductible by the Company under the rules set forth in Section 280G of the Internal Revenue Code of 1986, then the amount payable to Ms. Scardino shall be reduced to the maximum amount that would be payable but which would remain deductible under Section 280G of the IRC. If a change of control were to occur as of June 30, 2011, Ms. Scardino would receive $13,975,000.

The following disclosure is for our Chief Marketing Officer, Mr. Stephenson.

Upon a (i) termination by our Company without “cause” or (ii) a “constructive termination without cause” or (iii) a “change of control”, the employment agreement for Mr. Stephenson provides for the following benefits: (a)  payments equal to (x) the cash equivalent of six months’ base salary at the rate in effect on the date of termination (or immediately prior to a constructive termination due to salary reduction) and (y) a pro-rated annual cash bonus based on the annual cash bonus paid to Mr. Stephenson for the immediately preceding employment year or $100,000, whichever is greater, (b) continued eligibility to participate in any benefit plans of our Company for one year, (c) accelerated vesting of any stock options, restricted stock or other equity based instruments previously issued to the executive officer, plus (d) a $75,000 relocation allowance. However, in the event that any amount payable to Mr. Stephenson upon a “change of control” would be nondeductible by the Company under the rules set forth in Section 280G of the Internal Revenue Code of 1986, then the amount payable to Mr. Stephenson shall be reduced to the maximum amount that would be payable but which would remain deductible under Section 280G of the IRC. If a change of control were to occur as of June 30, 2011, Mr. Stephenson would receive $5,303,000.

Potential Payments upon Death or Disability

The following disclosure is for our continuing named executive officers, Mr. Sillerman, Ms. Scardino, and Mr. Stephenson.

The employment agreement of Mr. Sillerman provides for the following benefits in the event of his death: (a)  payments equal to (x) the cash equivalent of three years’ base salary at the rate in effect on the date of termination (or immediately prior to a constructive termination due to salary reduction) and (y) three times the average of all cash and equity bonuses paid during the three years prior to the termination, or if no annual bonuses were paid, a payment in the amount of $100,000 per year for each year a cash bonus was not paid and $100,000 per year for each year an equity grant was not made, (b) continued eligibility to participate in any benefit plans of our Company for one year, plus (c) accelerated vesting of any stock options, restricted stock or other equity based instruments previously issued to him.  The approximate amount that would be due to the estate of Mr. Sillerman in the event of his death as of June 30, 2011 would be $48,875,000.

The employment agreement of Ms. Scardino provides for : (a)  payments equal to (x) the cash equivalent of one year’s base salary at the rate in effect on the date of termination (for death; for disability, the executive officer would receive payments equal to 75% of one year’s base salary from the date of disability to the end of the term, reduced by the disability insurance policy benefits) and (y) a pro-rated annual cash bonus based on the annual cash bonus paid to the executive officer for the immediately preceding employment year or $125,000, whichever is greater, (b) continued eligibility to participate in any benefit plans of our Company for one year, plus (c) accelerated vesting of any stock options, restricted stock or other equity based instruments previously issued to the executive officer (if disability occurs after the end of the first Employment Year, all stock options vest).  The approximate amount that would be due to the estate of Ms. Scardino in the event of her death as of June 30, 2011 would be $14,225,000.

The employment agreements of Mr. Stephenson provides for : (a)  payments equal to (x) the cash equivalent of one year’s base salary at the rate in effect on the date of termination (for death; for disability, the executive officer would receive payments equal to 75% of one year’s base salary from the date of disability to the end of the term, reduced by the disability insurance policy benefits) and (y) a pro-rated annual cash bonus based on the annual cash bonus paid to the executive officer for the immediately preceding employment year or $100,000, whichever is greater, (b) continued eligibility to participate in any benefit plans of our Company for one year, plus (c) accelerated vesting of any stock options, restricted stock or other equity based instruments previously issued to the executive officer (if disability occurs after the end of the first Employment Year, all stock options vest).  The approximate amount that would be due to the estate of Mr. Stephenson in the event of his death as of June 30, 2011 would be $5,503,000.

Compensation of Non-Employee Directors

 Employee directors do not receive any separate compensation for their board service. Non-employee directors receive the compensation described below.

Each of our non-employee directors receives an annual fee of $80,000, which includes attendance fees for four meetings a year. Each non-employee director will also receive an additional $750 for attendance at additional Board Meetings (over four). The chairperson of the Audit Committee will receive an additional fee of $15,000 per annum and the chairpersons of each other committee will receive an additional fee of $5,000 per annum. Each of the other members of the Audit Committee will receive $3,000 per annum and the other members of each of the other committees will receive a fee of $1,000 per annum. All fees described above will be payable in cash for calendar year 2011.  After 2011, directors can elect to receive up to 100% of their compensation in cash or equity or any combination, and can elect to take their payments in any form of any equity instrument available and permissible under the Company’s stock incentive plan.  All equity will be priced based on the closing price on the last day of each fiscal quarter.  Election with respect to any quarterly payment in equity must be made before the end of the quarter.

The Company pays non-employee directors for all compensation in lieu of cash on a quarterly basis and prices all grants of Common Stock at the closing price on the last day of the quarter for which such fees relate or options therefor on the date granted.  During 2011, fees earned were paid.

The total compensation received by our non-employee directors during the fiscal year ended June 30, 2011 is shown in the following table (1):

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Benjamin Chen (1)	30,000	---	---	---	30,000
Peter Horan	32,000	---	---	---	32,000
John D. Miller	35,000	---	---	---	35,000
Joseph Rascoff	36,000	---	---	---	36,000
Harriet Seitler	30,000	---	---	---	30,000

(1)   Does not include $72,000 earned by Mr. Chen as a consultant to the Company.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during the past fiscal year an officer or employee of us, was formerly an officer of us or any of our subsidiaries or has an immediate family member that was an officer or employee of us or had any relationship requiring disclosure under Item 13. Certain Relationships, Related Transactions, and Director Independence. ”

During the last fiscal year, none of our executive officers served as:

●           a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) or another entity, one of whose executive officers served on our compensation committee;

●           a director of another entity, one of whose executive officers served on our compensation committee; and

●           a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of us.

CORPORATE GOVERNANCE

Board Composition

Our directors are elected to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified.

On February 11, 2011, our board of directors increased the number of members of our board from two to three and elected Robert F.X. Sillerman as Executive Chairman and Director, Mitchell J. Nelson as Executive Vice President, General Counsel and Director and Michael Burrows as Director and accepted the resignation of Jack L. Howard as Chairman of the Board and Chief Executive Officer and Ronald W. Hayes as director of the Company.

On February 22, 2011, our board increased the number of members of our board from three to eight and elected Janet Scardino as Chief Executive Officer and Director, and Benjamin Chen, Peter Horan, John D. Miller, Joseph F. Rascoff and Harriet Seitler to serve as members of our board and accepted the resignation of Michael Burrows.

On February 24, 2011, the Board of Directors approved the formation of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.  Our board appointed Mr. Rascoff, Mr. Horan and Mr. Miller to serve as members of the Audit Committee; Mr. Miller and Mr. Horan to serve as members of the Compensation Committee; and Mr. Miller and Ms. Seitler to serve as members of the Nominating and Corporate Governance Committee.

Election of Directors

           Our bylaws provide that all elections for the board of directors will be decided by a plurality of the votes cast by the stockholders of the holders of shares entitled to vote.

Director Independence

Our board has determined that Benjamin Chen, Peter Horan, John D. Miller, Joseph F. Rascoff and Harriet Seitler satisfy the criteria for independence under the SEC rules for independence of directors and of committee members.

Audit Committee

On February 24, 2011, our board established an Audit Committee.  The Audit Committee has adopted a written charter, a printed copy of which is available to any shareholder requesting a copy by writing to: Function(x) Inc. Attn: Corporate Governance, 902 Broadway, 11th Floor, New York, New York 10010.  The Audit Committee did not hold any meetings during 2010.  Messrs. Joseph F. Rascoff, Peter Horan and John D. Miller are currently serving as members of the Audit Committee.

The purpose of the Audit Committee is as follows:

1.
To oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company, in consultation with the Chief Accounting Officer and senior accounting staff of the Company.

2.	To provide assistance to the Board of Directors with respect to its oversight of:

(a)	The integrity of the Company’s financial statements;

(b)
The Company’s compliance with legal and regulatory requirements, including an evaluation of the performance and competence of the Company’s legal personnel as they relate to the audit function and general maintenance of corporate financial standards;

(c)	The independent auditor’s qualifications and independence;

(d)	The performance of the Company’s internal audit function and independent auditors; and

(e)	An evaluation of the performance and competence of the Company’s senior financial employees, including the Chief Accounting Officer.

Compensation Committee

On February 24, 2011, our board established a Compensation Committee.  The Compensation Committee has adopted a written charter, a printed copy of which is available to any shareholder requesting a copy by writing to: Function(x) Inc. Attn: Corporate Governance, 902 Broadway, 11th Floor, New York, New York 10010.  The Compensation Committee did not hold any meetings during 2010.  The current members of the Compensation Committee are Messrs. John D. Miller and Peter Horan.

The purpose of the Compensation Committee is as follows:

1.	To discharge the responsibilities of the Board of Directors relating to the Company’s compensation programs and compensation of the Company’s executives; and

2.
To produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement, if and when required, in accordance with applicable rules and regulations of the NASDAQ Stock Market, SEC, and other regulatory bodies.

Nominating and Corporate Governance Committee

On February 24, 2011, our board established a Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee has adopted a written charter, a printed copy of which is available to any shareholder requesting a copy by writing to: Function(x) Inc. Attn: Corporate Governance, 902 Broadway, 11th Floor, New York, New York 10010.  The Nominating and Corporate Governance Committee did not hold any meetings during 2010.   Mr. John D. Miller and Ms. Harriet Seitler are the current members of the Nominating and Corporate Governance Committee.

The purpose of the Nominating and Corporate Governance Committee is as follows:

1.	To identify individuals qualified to become Board members and to select, or to recommend that the Board of Directors select, the director nominees for the next annual meeting of stockholders;

2.	To develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company; and

3.	To oversee the selection and composition of committees of the Board of Directors and, as applicable, oversee management continuity planning processes.

Code of Business Conduct and Ethics

           Our board of directors adopted a Code of Business Conduct and Ethics that applies to all directors and employees of the Company. The Code of Business Conduct and Ethics addresses, among, other things, honesty and ethical conduct, compliance with laws, rules and regulations, conflicts of interest, insider trading, corporate opportunities, competition and fair dealing, discrimination and harassment, health and safety, record keeping, confidentiality, protection and proper use of company assets, payments to government personnel, waivers of the Code of Business Conduct and Ethics, reporting of illegal or unethical behavior and compliance procedures.  In addition to the Code of Business Conduct and Ethics, the Chief Executive Officer and senior financial officers are subject to the additional specific policies set forth in the Code of Ethics for the Chief Executive Officer and senior financial officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Asset Contribution Agreement

At the closing of the Recapitalization, as discussed more fully above in the section entitled “Our Business,” the Company entered into an asset contribution agreement with SIC, an affiliate of Robert F.X. Sillerman our Executive Chairman, whereby SIC assigned certain intellectual property assets used in its business to the Company in exchange for an agreement by the Company to reimburse SIC for expenses incurred in connection with the development of such intellectual property assets and its related business, whenever incurred, at or after the closing, in an aggregate amount not to exceed $2,000,000.  Pursuant the asset contribution agreement, $1,300,000 was reimbursed.  Because such transaction was subject to certain rules regarding “affiliated” transactions, the Audit Committee and a majority of the independent members of the board of directors approved such reimbursement.

Debt Owed to J. Howard Inc.

J. Howard Inc. has been supporting the daily operations of the Company since 2007.  As of December 31, 2010, the Company owed J. Howard, Inc. $82,000 as a result thereof, which amount was increased as of the completion of the Recapitalization on February 15, 2011 to $171,000.  As part of the Recapitalization, the Company issued 250,000 shares (at a fair market value of $0.03 per share) to J. Howard, Inc., a director and officer of the Company prior to the Recapitalization, and its designees (which included former directors of the Company) in connection with partially extinguishing outstanding debt owed to J. Howard, Inc.  The remaining debt of $163,000 was satisfied on February 15, 2011 by payment to J. Howard, Inc. in such amount.  In addition, J. Howard, Inc. was paid $37,000 to be used for payment of expenses incurred in connection with the Recapitalization on behalf of the Company.

Recapitalization Notes and Expenses

In connection with the Recapitalization, Robert F.X. Sillerman (and his spouse and entities controlled by him), and Mitchell Nelson, each executive officers of the Company, executed promissory notes in accordance with their subscription agreements for the payment of the purchase price of the shares, in the amounts of $3,242,000 and $10,000, respectively.  Each note is an unsecured five-year note with interest accruing at the annual rate equal to the long-term Applicable Federal Rate in effect as of the date of the Recapitalization Agreement (which was 4.15% per annum).  Mr. Nelson satisfied his note on April 1, 2011.  The notes are due five years after issuance, with interest accrued at the rate of 4.15% per annum, and have been presented as a reduction of the related paid in capital in the accompanying financial statements.

In addition, Sillerman Investment Company, LLC was relieved of the obligation to pay $200,000 in connection with the initial structure of the Recapitalization to J. Howard, Inc. as reimbursement of advances made by J. Howard, Inc. to the Company to support its daily obligations since 2007.  The obligation arose from the initial proposal that investors would invest directly in Sillerman Investment Company, LLC prior to the Recapitalization.  When the structure of the Recapitalization changed, resulting in investments directly in the Company in connection with the Recapitalization, the obligation to pay J. Howard, Inc. became the obligation of the Company.  Because such transaction involved a related party, the Audit Committee of the Company’s Board of Directors approved and the independent members of the Board ratified the payment of the obligation by the Company.

           Shared Services Agreement

In an effort to economize on costs and be efficient in its use of resources, the Company entered into a shared services agreement with Circle Entertainment Inc. (“Circle”) as of February 15, 2011, pursuant to which it shares costs for legal and administrative services in support of Mitchell J. Nelson, its General Counsel and General Counsel to Circle.

The shared services agreement provides, in general, for sharing on a 50/50 basis of the applicable support provided by either company to Mr. Nelson in connection with his capacity as General Counsel, and an allocation generally based on the services provided by Mr. Nelson, which are initially estimated to be divided evenly between the companies.  The Company will initially be responsible for advancing the salary to Mr. Nelson for both companies and will be reimbursed by Circle for such salary and benefits (but not for any bonus, option or restricted share grant made by either company, which will be the responsibility of the company making such bonus, option or restricted share grant).  The agreement provides for the President of each Company to meet periodically to assess whether the services have been satisfactorily performed and to discuss whether the allocation has been fair.  The Audit Committee of each company’s Board of Directors will then review and, if appropriate, approve the allocations made and whether payments need to be adjusted or reimbursed, depending on the circumstances.

Because this transaction is subject to certain rules regarding “affiliate” transactions, the Audit Committee and a majority of the independent members of the Company’s Board of Directors have approved the shared services agreement.  This is deemed to be an affiliate transaction because Mr. Sillerman is Chairman and Mr. Nelson is Executive Vice President and General Counsel of Circle.

For the year ended June 30, 2011, the Company incurred and billed Circle $107,000 for support, consisting primarily of legal and administrative services. These services provided were approved by Circle’s Audit Committee and the Company’s Audit Committee and the related fees were paid.

In addition, certain of the Company’s accounting personnel may provide personal accounting services to our Executive Chairman, Robert F.X. Sillerman.  To the extent such services are rendered, Mr. Sillerman shall reimburse the Company therefor.  The reimbursement for any such services shall be reviewed by the Company’s Audit Committee.  For the year ended June 30, 2011, $18,000 was incurred and paid by Mr. Sillerman for such services.

Director Compensation

Each of our non-employee directors will receive an annual fee of $80,000, which includes attendance fees for four meetings a year. Each non-employee director will also receive an additional $750 for attendance at additional Board Meetings (over four). The chairperson of the Audit Committee will receive an additional fee of $15,000 per annum and the chairpersons of each other committee will receive an additional fee of $5,000 per annum. Each of the other members of the Audit Committee will receive $3,000 per annum and the other members of each of the other committees will receive a fee of $1,000 per annum. All fees described above will be payable in cash for calendar year 2011.  After 2011, directors can elect to receive up to 100% of their compensation in cash equity and can elect to take their payments in any form of any equity instrument available and permissible under the Company’s stock incentive plan.  All equity will be priced based on the closing price on the last day of each fiscal quarter.  Election with respect to any quarterly payment in equity must be made before the end of the quarter.

Consultant

Benjamin Chen, an independent director, is acting as a consultant to the Company in the area of technology, systems architecture and technical operations.  He has been paid $72,000 for his services through June 30, 2011.

NetJets

The Company executed an agreement with NetJets to bundle a 3.125% fractional share of a G-IV jet owned by Mr. Sillerman with a value of $336,000 with a new 6.25% fractional share of a G-IV jet which was purchased from NetJets by the Company.  The purchase price for the 6.25% interest was $1,175,000, payable $235,000 upon signing and the balance of $940,000 financed with interest at 6% per annum, monthly payments of $9,000 and, a five-year balloon of $661,000.   Monthly management fees (aggregate for both shares) are approximately $26,000.  Based on the anticipated business travel schedule for Mr. Sillerman and the anticipated residual value of the plane at the end of the five-year period of usage, the Company is expected to realize cost savings. The Company’s Audit Committee approved entering into this related party transaction and on June 17, 2011, the independent members of the Company’s Board of Directors approved the transaction.   The Company accounted for the transaction by recording the interests as investment assets and the related debt amounts to NetJets.

Private Placement

On August 25, 2011, the Company completed the placement of 14,000,000 units (the “Units”), each Unit consisting of (i) one (1) share of common stock, $0.001 par value per share of the Company and (ii) one (1) detachable three (3) year warrant to purchase one (1) share of common stock of the Company with an exercise price of $4.00 per warrant share, at a purchase price of $2.50 per Unit, for an aggregate purchase price of $35,000,000 to accredited and institutional investors.  The Units issued in such placement were exempt from registration under the Securities Act, pursuant to an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and the safe harbors for sales under Section 4(2) provided by Regulation D promulgated pursuant to the Securities Act.  Transfer of the shares was restricted by the Company in accordance with the requirements of the Securities Act.  Sillerman Investment Company, LLC purchased, in the aggregate, $11,376,000 worth of Units in the placement. The Company will take a compensation charge in the first quarter of approximately $17,162,000 as a result of the foregoing, resulting from selling shares to executives below fair value.

           The foregoing description of the Units is not complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibits 10.1 to the Company’s Form 8-K filed with the SEC on August 26, 2011 and incorporated herein by reference.

CHANGE IN ACCOUNTANTS

On February 24, 2011, the Company approved the engagement of BDO USA, LLP ("BDO") as the Company's independent registered public accounting firm hired to re-audit the Company’s financial statements for the years ended December 2009 and 2010, and to audit the Company’s financial statements for the period ending June 30, 2011. During the years ended December 31, 2009 and December 31, 2010, and through February 25, 2011, neither the Company nor anyone on its behalf has consulted with BDO with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that BDO concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

On February 25, 2011, the board of directors dismissed Radin, Glass & Co., LLP ("RGC") as the Company's independent registered public accounting firm. The reports of RGC on the Company's financial statements for the years ended December 31, 2009 and December 31, 2010 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.  During the years ended December 31, 2009 and December 31, 2010 and through February 24, 2011, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with RGC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RGC, would have caused RGC to make reference to the subject matter of the disagreements in its reports on the Company's financial statements for such years.  During the years ended December 31, 2009 and December 31, 2010 and through February 25, 2011, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

CHANGE OF FISCAL YEAR

On February 24, 2011, the board of directors of the Company approved a change to the Company's fiscal year end from December 31 to June 30.

SELLING STOCKHOLDERS

           The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of such stockholder, shares of common stock underlying shares of warrants held by such stockholder that are exercisable within 60 days of December 29, 2011 are included. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 149,142,024 shares of common stock outstanding as of  December 29,  2011.

           On February 16, 2011, the Company issued 13,232,597 shares of common stock to Adage at a price of approximately $0.76 per share, and 940,000 shares of common stock to KPLB at a price of approximately $0.53 per share.  The shares of common stock issued in such placements were exempt from registration under the Securities Act, pursuant to an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and the safe harbors for sales under Section 4(2) provided by Regulation D promulgated pursuant to the Securities Act.  No advertising or general solicitation was employed in offering the securities.  Transfer of the shares was restricted by the Company in accordance with the requirements of the Securities Act.

           The selling stockholders acquired the securities being registered for resale in this prospectus in a subscription agreement, dated February 7, 2011, by and between us and the selling stockholders, pursuant to which we agreed to issue to the selling stockholders an aggregate of 14,422,597 shares of common stock. The aggregate purchase price was approximately $10,500,000.

In connection with the Recapitalization, as discussed more fully above in the section entitled “Our Business,” we issued warrants to purchase an aggregate of 100,000 shares to Berenson Investments LLC.  Berenson & Company, LLC, an affiliate of Berenson Investments LLC, was the financial advisor to Sillerman in connection with the Recapitalization.  The initial exercise price of the warrants is $0.80 per share, subject to certain adjustments set forth therein, including adjustments in the event of certain future financing transactions conducted by us or in the event of a stock dividend or stock split. The warrants are exercisable when issued and have a term of five years thereafter.  On May 9, 2011, Berenson Investments LLC exercised the warrant and paid $80,000 for 100,000 shares of our common stock.

In connection with the transaction, we granted Adage Capital Partners L.P. registration rights, pursuant to which we agreed to prepare and file a registration statement covering the resale of the common stock with the SEC within 90 days of the transaction.   Accordingly, this registration statement is being filed to satisfy the registration rights granted to Adage Capital Partners L.P. in connection with the February 2011 private placement.   Additionally, we granted piggyback rights to KPLB LLC, Berenson Investments LLC, Walter P. Carucci, Ronald W. Hayes, J. Howard, Inc. and EMH Howard in connection with their acquisition of the Company’s common stock in connection with the February 2011 private placement.

On November 11, 2011, KPLB LLC effected a pro rata transfer of the shares of the Company's stock previously held by KPLB LLC to its two members, Lisbeth R. Barron and David Bailin, for no additional consideration.  Such transfer was pursuant to an exemption from registration under Section 4(1) of the Securities Act.  Of the 940,000 shares of the Company's stock previously held by KPLB LLC, 658,000 shares were transferred to Lisbeth R. Barron and 282,000 shares were transferred to David Bailin.

None of the selling stockholders are members of management, employees or suppliers of ours or our affiliates. Jack L. Howard served as the Company’s Chairman of the board of directors and as Chief Executive Officer, and Ronald W. Hayes served as a director of the Company, during the fiscal year ended December 31, 2010.  All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of such shares and each selling stockholder may offer all or part of the shares it owns for resale from time to time pursuant to this prospectus. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, based on representations made to us by the selling stockholders, no selling stockholder is a registered broker-dealer.  Berenson Investments LLC is an affiliate of Berenson & Company, LLC, a registered broker-dealer.

The term “selling stockholders” also includes any transferees, pledgees, donees, or other successors in interest to the selling stockholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

Any selling stockholders who are affiliates of broker-dealers and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such selling stockholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Name of Beneficial Owner	Shares Beneficially Owned Before the Offering	Maximum Number of Shares to be Sold	Beneficial Shares After the Offering (1)	Percentage of Common Stock Owned After Offering (1)

Adage Capital Partners L.P. (2)	13,232,597	13,232,597	0	*
Lisbeth R. Barron(3)	658,000	658,000	0	*
David Bailin	282,000	282,000	0	*
Berenson Investments LLC(4)	100,000	100,000	0	*
Walter P. Carucci	95,060	50,000	45,060	*
Ronald W. Hayes	54,834	50,000	4,834	*
J. Howard, Inc. (5)	75,000	75,000	0	*
EMH Howard LLC (6)	270,501	75,000	195,501	*

* Less than 1%

(1) Assumes that all securities offered are sold.

(2) Each of Robert Atchinson and Phillip Gross, the Managing Directors of Adage Capital Partners L.P., have voting power and investment power over securities held by Adage Capital Partners L.P.

(3) Lisbeth R Barron is an employee of Berenson & Company, LLC.  Berenson & Company, LLC, an affiliate of Berenson Investments LLC, was the financial advisor to Sillerman in connection with the Recapitalization.

(4) Includes an aggregate of 100,000 shares underlying warrants to purchase shares of our common stock.  Jeffrey L. Berenson has voting power and investment power over securities held by Berenson Investments LLC.

(5) Jack L. Howard has voting power and investment power over securities held by J. Howard, Inc.

(6) Jack L. Howard has voting power and investment power over securities held by EMH Howard LLC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Securities Authorized for Issuance under Equity Compensation Plans

The table below shows information with respect to our Executive Equity Incentive Plan as of  November 21, 2011.  For a description of our Executive Equity Incentive Plan, see Note 9 to our audited Consolidated Financial Statements.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(#)	($)	(#)

Equity compensation plans approved by security holders	13,626,875	3.32	$16,373,125

Equity compensation plans not approved by security holders	-	-	-

(1)        8,540,000 restricted stock units were granted on various dates of grant and vest 1/3 on the first, second and third anniversary of the date of grant.  There is no exercise price.
(2)        5,086,875 stock options were granted to directors, officers, and employees at exercise prices between $2.50 and $5.50 per share.  The options vest over three or four year periods and not are exercisable until August 2012, except that 312,500 stock options granted to directors are exercisable now at $2.50 per share.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of December 29, 2011 by:

●	each person or entity known by us to beneficially own more than 5% of the outstanding shares of our common stock,
●	each of our named executive officers;
●	each of our directors; and
●	all of our directors and executive officers, named as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. Unless otherwise noted, each beneficial owner has sole voting and investing power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, any shares of common stock subject to common stock purchase warrants or stock options held by that person that are exercisable as of  December 29,  2011 or will become exercisable within 60 days thereafter are deemed to be outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

As of December 29, 2011, there were 149,142,024 shares of the registrant’s common stock outstanding.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Common Stock

Beneficial Owners of 5% or More
Robert F.X. Sillerman (2)	113,494,000	75.6%

Adage Capital Management, L.P. (3)	13,232,597	8.9%

Directors and Named Executive Officers (not otherwise included above):

Janet Scardino (4)	2,733,333	1.8%
Benjamin Chen (5)	62,500	*
Peter C. Horan (6)	62,500	*
John D. Miller (7)	1,262,500	*
Mitchell J. Nelson (8)	374,000	*
Joseph Rascoff (9)	62,500	*
Chris Stephenson (10)	0	*
Harriet Seitler (11)	62,500	*
All directors and named executive officers as a group (9 people)	118,113,833	78.3%
_________
*           Represents less than 1%.

(1)           Except as otherwise set forth below, the business address and telephone number of each of the persons listed above is c/o Function(x) Inc., 902 Broadway, New York, New York 10010, telephone (212) 231-0092.

(2)           Sillerman beneficially owns (i) directly 4,970,000 shares of Common Stock owned by Sillerman and indirectly 107,524,000 shares of Common Stock (consisting of (A) 92,534,000 shares of Common Stock owned by Sillerman Investment Company, LLC; (B) 4,190,000 shares of Common Stock issuable upon the exercise of warrants held by Sillerman Investment Company which are exercisable at $4.00 per share; (C) 5,400,000 shares of Common Stock owned of record by Laura Baudo Sillerman, Sillerman’s spouse and (D) 5,400,000 shares of Common Stock owned by a trust for the benefit of Sillerman’s descendants, and (ii) 1,000,000 restricted stock units that will vest within 60 days of December 29, 2011.

(3)           Adage beneficially owns 13,232,597 shares of Common Stock.  Its business address is 200 Clarendon Street, 52nd Floor, Boston, MA 02116, telephone (617) 867-2830.

(4)           Scardino beneficially owns 2,400,000 shares of Common Stock; and (ii) 333,333 restricted stock units that will vest within 60 days of December 29, 2011.

(5)           Chen beneficially owns 62,500 shares of Common Stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of December 29, 2011 at $2.50 per share.

(6)           Horan beneficially owns 62,500 shares of Common Stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of December 29, 2011 at $2.50 per share.

(7)           Miller beneficially owns (i) 62,500 shares of Common Stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of December 29, 2011 at $2.50 per share and (ii) 1,200,000 shares of Common Stock subject to a restrictive agreement with Robert F.X. Sillerman, 400,000 of which will be released on each of February 15, 2012, February 15, 2013 and February 15, 2014, under certain conditions.

(8)           Nelson beneficially owns 324,000 shares of Common Stock; and (ii) 50,000 restricted stock units that will vest within 60 days of December 29, 2011.

(9)           Rascoff beneficially owns 62,500 shares of Common Stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of December 29, 2011 at $2.50 per share.

(10)           Stephenson beneficially owns 0 shares of Common Stock.

(11)         Seitler beneficially owns 62,500 shares of Common Stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of December 29, 2011 at $2.50 per share.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 300,000,000 shares of common stock, par value $0.001 per share.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters.  Corporate action to be taken by a stockholder vote may be authorized by the affirmative vote of a majority of the votes cast at a meeting of stockholders, or by written consent in lieu of a meeting, unless otherwise required by law.  In general, stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue 1,000,000 shares of preferred stock, par value $0.001 per share. We may issue shares of preferred stock in one or more series as may be determined by our board of directors, who may establish the designation and number of shares of any series, and may determine, alter or revoke the rights, preferences, privileges and restrictions pertaining to any wholly unissued series (but not below the number of shares of that series then outstanding).

Warrants

On February 16, 2011, we issued a five year warrant for 100,000 shares with an exercise price of $0.80 per share to Berenson Investments LLC.  Berenson & Company, LLC, an affiliate of Berenson Investments LLC, was the financial advisor to Sillerman in connection with the Recapitalization, as discussed more fully above in the section entitled “Our Business.”  On May 9, 2011, Berenson Investments LLC exercised the warrant and paid $80,000 for 100,000 shares of our common stock.

On August 25, 2011, the Company completed the placement of 14,000,000 units (the “Units”) to accredited and institutional investors.  Each Unit consisted of (i) one (1) share of common stock, $0.001 par value per share of the Company and (ii) one (1) detachable three (3) year warrant to purchase one (1) share of common stock of the Company with an exercise price of $4.00 per warrant share, at a purchase price of $2.50 per Unit.  Tejas Securities Group, Inc. (“Tejas”) acted as one of the placement agents in connection with the offering.  Tejas received 285 Units in the offering and also received as compensation (in addition to cash commission paid) a five-year warrant for 540,000 common shares at $2.50 per share and 100,000 warrants on the same basis as the investors.

Indemnification of Directors and Officers

Our bylaws and articles of incorporation provide that we will indemnify and hold harmless any of our officers, directors, employees or agents and reimburse such persons for any and all judgments, fines, liabilities, amounts paid in settlement and expenses, including attorney’s fees, incurred directly or indirectly in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, for which such persons served in any capacity at the request of the Company, to which such person is, was or is threatened to be made a party by reason of the fact that such person is, was or becomes a director, officer, employee or agent of the Company; provided that, (i) such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (ii) no indemnification is payable if a court having jurisdiction determined such indemnification to be unlawful.  Additionally, no indemnification will be made in respect of any claim, issue or matter as to which such person was determined to be liable to the Company, unless and only to the extent that the court in which the action was brought determines that such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

The Company does not believe that such indemnification affects the capacity of such person acting as officer, director or control person of the Company.

Transfer Agent and Registrar

Our independent stock transfer agent is American Stock Transfer & Trust Company, LLC. Their mailing address is 6201 15th Avenue, Brooklyn, New York 11219. Their phone number is (718) 921-8206.

SHARES ELIGIBLE FOR FUTURE SALE

As of December 29, 2011, we had 149,142,024 shares of common stock issued and outstanding.

Shares Covered by this Prospectus

All of the 14,522,597 shares of common stock being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Rule 144

In general, pursuant to Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale of shares of our common stock, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the current public information requirement.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares of our common stock that does not exceed the greater of (i) one percent of the then outstanding shares of our common stock or (ii) the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Because we were a shell company prior to the Recapitalization, under SEC rules Rule 144 will be unavailable to our stockholders until October 2012, twelve months following the filing with the SEC of “Form 10 information” which constitutes a part of this prospectus.

PLAN OF DISTRIBUTION

Each selling stockholder and any pledgees, assignees and successors-in-interest of any selling stockholder may, from time to time, sell any or all of their shares of common stock covered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;
•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker dealer as principal and resale by the broker dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	in transactions through broker dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales.  Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.  In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares of common stock.

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act or any exemption therefrom, including Rule 172 thereunder.  The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York.

EXPERTS

The financial statements as of June 30, 2011 and 2010 and for each of the two years in the period ended June 30, 2011 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

FUNCTION(X) INC.

FINANCIAL STATEMENTS

Function(x) Inc.
Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Function(x) Inc.:
New York, New York

We have audited the accompanying consolidated balance sheets of Function(x) Inc. (the “Company”) as of June 30, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Function(x) Inc. at June 30, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

New York, NY
September 28, 2011

Function(x) Inc.

CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)

	June 30,	June 30,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$3,794	---
Prepaid Expenses	46	---
Other Receivables	29	---
TOTAL CURRENT ASSETS	3,869	---
Restricted Cash	695	---
Investment in Interests in Corporate Jet	1,511	---
Capitalized Software Costs, Net	317	---
Equipment, Net	79	---
TOTAL ASSETS	$6,471	---

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts Payable and Accrued Expenses	$1,105	78
Current Portion of Loan Payable	49	---
TOTAL CURRENT LIABILITIES	1,154	---
Loans Payable, less current portion	891	---
Other Long-Term Liabilities	342	---
TOTAL LIABILITIES	$2,387	78

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $0.001 par value, authorized 1,000,000 shares, no shares issued and outstanding	$ ---	---
Common stock, $0.01 par value: authorized 300,000,000 shares, issued and outstanding 134,941,797 shares as of June 30, 2011 and authorized 1,000,000 shares, issued and outstanding 419,200 shares (as adjusted for the Reverse Split) as of June 30, 2010	139	4
Additional paid-in-capital	36,416	12,481
Accumulated deficit	(32,471)	(12,563)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	4,084	(78)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$6,471	---

See accompanying notes to consolidated financial statements

Function(x) Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except share and per share data)

	Year Ended	Year Ended
	June 30, 2011	June 30, 2010
REVENUES	$0	$0

GENERAL AND ADMINISTRATIVE EXPENSES	19,970	9

OPERATING LOSS	$(19,970)	$(9)

OTHER INCOME:
Interest income, net	62	---

Total Other Income	62	---

NET LOSS BEFORE INCOME TAXES	$(19,908)	$(9)

INCOME TAXES	---	---

NET LOSS	$(19,908)	$(9)

Net loss per common share - basic and diluted	$(.20)	$(.02)

Weighted average common shares outstanding - basic and diluted	100,708,047	419,200 *

* as adjusted for the Reverse Split
See accompanying notes to consolidated financial statements

Function(x) Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(amounts in thousands)

	Preferred Stock		Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total
Balance July 1, 2009	$	---	$4	$12,481	$(12,554)	$(69)
Net Loss		---	---	---	(9)	(9)
Balance June 30, 2010	$	---	$4	$12,481	$(12,563)	$(78)

Balance July 1, 2010	$	---	$4	$12,481	$(12,563)	$(78)
Net Loss		---	---	---	(19,908)	(19,908)
Issuance of Common Stock		---	135	13,973	---	14,108
Notes Receivable from Shareholders		---	---	(3,419)	---	(3,419)
Warrants Issued for Services		---	---	2,529	---	2,529
Exercise of Warrants		---		80	---	80
Restricted Stock Issued for Services		---	---	10,772	---	10,772
Balance June 30, 2011	$	---	$139	$36,416	$(32,471)	$4,084

See accompanying notes to consolidated financial statements

Function(x) Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	Year Ended June 30, 2011	Year Ended June 30, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(19,908)		$(9)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Restricted Stock issued for services	10,772		---
Warrants issued for services	2,529		---
Depreciation	4		---
Changes in operating assets and liabilities:
Other Receivables	(29)		---
Prepaid Expenses	(46)		---
Accounts payable and accrued expenses	1,027		9
Other liabilities	6		---
Net Cash Used in Operating Activities	$(5,645)	$	---

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Equipment	(83)		---
Increase in Restricted Cash	(695)		---
Investment in Interests in Corporate Jet	(235)		---
Capitalized Software Costs	(317)		---
Net Cash Used in Investing Activities	(1,330)		---

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of Common Stock for Cash	10,769		---
Net Cash from Financing Activities	10,769		---

NET INCREASE IN CASH	3,794		---

Cash at Beginning of Period	---		---

Cash at End of Period	$3,794	$	---

Supplemental Cash Flow Information:
Non-Cash Financing Activities:

Issuance of shares relating to payment of a portion of the debt due to J. Howard, Inc.	$8	$	---

Purchase of interests in G-IV jets	$1,276	$	---

Stock issued for promissory notes	$3,380	$	---

See accompanying notes to consolidated financial statements

Function(x) Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share data)

1.  Basis of Presentation

On February 24, 2011, the Company changed its year-end from December 31 to June 30. The consolidated financial statements as of June 30, 2011 and June 30, 2010 have been presented to reflect twelve months of activities and reflect the results of the Company and its consolidated subsidiaries. The consolidated financial statements of  the Company include the accounts of all subsidiaries. All intercompany accounts and transactions have been eliminated.

2.  Organization and Background

Formation and Former Business

The Company was incorporated in Delaware in July 1994 and had no operating business or full-time employees from December 1996 to 2000, when it acquired all of the outstanding Common Stock of Oaktree Systems, Inc. (“Oaktree”).  Through Oaktree, the Company provided cost effective marketing solutions to organizations needing sophisticated information management tools.  In December 2007, Marketing Data, Inc. acquired an 80% interest in Oaktree for $1 and the Company’s ownership interest in Oaktree was reduced to 20% of Oaktree’s outstanding Common Stock.   On October 24, 2010, Oaktree repurchased the Company’s remaining 20% interest in Oaktree for $0.10.  As a result, Marketing Data, Inc. owned 100% of the outstanding Common Stock of Oaktree.   After the disposition of the Company’s interest in Oaktree and prior to the Recapitalization, the Company was not active and had no operating business.  After the disposition of the Oaktree interest, the Company began to explore the redeployment of its existing assets by identifying and merging with or investing in one or more operating businesses.  The Board of Directors approved the Recapitalization effecting such change.

The Recapitalization

As previously disclosed, on February 7, 2011, Function(x) Inc. (formerly Gateway Industries, Inc., the “Company”) entered into the Agreement and Plan of Recapitalization (the “Recapitalization Agreement”) by and among the Company, Sillerman Investment Company LLC, a Delaware limited liability company (“Sillerman”), and EMH Howard LLC, a New York limited liability company (“EMH Howard”).

Pursuant to the Recapitalization Agreement, Sillerman, together with other investors approved by Sillerman, invested in the Company by acquiring 120,000,000 newly issued shares of common stock of the Company in a private placement transaction at a price of $0.03 per share (on a post-split basis as described below), as a result of which Sillerman and the other investors acquired approximately 99% of the outstanding shares of common stock, with Sillerman (together with Robert F.X. Sillerman personally) directly or indirectly beneficially owning more than a majority of the outstanding shares of common stock. Upon consummation, the proceeds of the private placement of $3,600 ($220 in cash and $3,380 in five-year promissory notes with interest accruing at the annual rate equal to the long-term Applicable Federal Rate in effect as of the date of the Recapitalization Agreement, which was 4.15% per annum) were received.

On February 16, 2011, immediately after the Recapitalization was consummated, the Company issued 13,232,597 shares of common stock to an institutional investor (for $10,000) at a price of approximately $0.76 per share, and 940,000 shares of common stock to an accredited investor ($500) at a price of approximately $0.53 per share. The shares of common stock issued in such placements were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and the safe harbors for sales under Section 4(2) provided by Regulation D promulgated pursuant to the Securities Act.  Transfer of the shares was restricted by the Company in accordance with the requirements of the Securities Act.

On February 16, 2011, the Company issued a five year warrant for 100,000 shares with an exercise price of $0.80 per share to Berenson Investments LLC.  Berenson & Company, LLC, an affiliate of Berenson Investments LLC, was the financial advisor to Sillerman in connection with the Recapitalization.  On May 9, 2011, Berenson Investments LLC exercised the warrant and paid $80 for 100,000 shares of the Company’s common stock.

As part of the Recapitalization, the Company also issued 250,000 shares to J. Howard, Inc., an entity affiliated with Jack L. Howard, a director and officer of the Company prior to the Recapitalization, and its designees (which included former directors of the Company) in connection with partially extinguishing outstanding debt of $171 owed to J. Howard, Inc. The fair market value of the shares at issuance was $0.03 per share.  The remaining debt of $163 was satisfied on February 15, 2011 by payment to J. Howard, Inc. in such amount.  In addition, J. Howard, Inc. was paid $37 to be used for payment of expenses incurred in connection with the Recapitalization on behalf of the Company.

As part of the Recapitalization, the Company effectuated a 1 for 10 reverse split of its issued and outstanding common stock (the “Reverse Split”). The Reverse Split became effective on February 16, 2011. Under the terms of the Reverse Split, each share of common stock, issued and outstanding as of such effective date, was automatically reclassified and changed into one-tenth of one share of common stock, without any action by the stockholder. Fractional shares were rounded up to the nearest whole share.  All share and per share amounts have been restated to reflect the Reverse Split.

The newly recapitalized company changed its name to Function (X) Inc. effective as of the date of the Recapitalization and changed its name to Function(x) Inc. on June 22, 2011.  It now conducts its business under the name Function(x) Inc., with the ticker symbol FNCX.  The Company has two wholly-owned subsidiaries, Project Oda, Inc. and Viggle Inc, each a Delaware corporation.

The Company’s loyalty program will be delivered to consumers in the form of a free application, or app, that works on multiple device types, including mobile phones, tablets and laptops.  The user experience is simple.  The consumer downloads the app, creates an account and while watching TV, taps the check in button.  Using the device’s microphone, the application collects an audio sample of what the user is watching on television and uses proprietary technology to convert that sample into a digital fingerprint. Within seconds, that digital fingerprint is matched against a database of reference fingerprints that are collected from over 100 English and Spanish television channels within the United States.  The Company is able to verify TV check-ins across broadcast, cable, online, satellite, time-shifted and on-demand content. The ability to verify check-ins is critical because users are rewarded points for each check in. Users can redeem the points within the app’s rewards catalogue for items that have a monetary value such as movie tickets, music and gift cards.

In addition to television show check-in points, users can earn additional points by engaging with brand or network sponsored games, videos, polls or quizzes related to the show that they are watching and by inviting friends or sharing their activities via social media. In addition to rewards, there will also be sweepstakes opportunities and instant win games for higher value prizes or unique experiences. The Company’s product will be limited to participants who are 13 years of age or older.

The Company intends to complete a first version of the application in the fourth calendar quarter of 2011. If the app is approved by Apple, the Company’s  intention is to make the app available to the public in the Apple iTunes App Store at the beginning of the first calendar quarter of 2012. If approved, the app will work on Apple iOS devices such as the iPhone, iPad and iPod Touch.

The iOS release will be followed by a version of the application for use on Android smart phones and tablets which the Company anticipates to be within the first calendar quarter of 2012. The Company will consider adding versions for other mainstream mobile operating systems such as Windows Phone and Blackberry based on demand and other business factors. Distribution of the product will occur via regular online marketplaces for content and applications used by such mobile operating systems, and will include iTunes for iOS devices or the Android marketplace for devices using the Android operating system.

The back-end technology for the application has been designed to accommodate the significant numbers of simultaneous check-ins required to support  primetime television audiences. The Company’s plan is to expand its capacity to support simultaneous check-ins around major television events such as the Super Bowl. In addition to its own dedicated co-location facilities on the east and west coasts, the Company is using third-party cloud computing services from Amazon Web Services to help it scale its technical capacity as efficiently as possible.

While most people watch television, the Company is targeting male and female consumers between the ages of 18-49.  This target audience was selected due to the amount of television they consume on a weekly basis as well as the likelihood that they will have smartphones and other wireless devices such as tablets and laptops with them while viewing television. To build its user base, the Company will target this audience using traditional media techniques such as direct response, banner, and mobile advertising, public relations, search engine optimization and search engine marketing across online, broadcast and print media outlets.

When a user signs up for and downloads the Company’s app, the Company will collect the user’s email, zip code and television provider. The email enables the Company to verify the user and reduces the chance of fraud. The zip code allows the Company to present a relevant list of cable and satellite providers to the user to deliver the correct channel listing data. Knowing the television provider in turn helps the Company to increase the rate of success for television show matching. The Company encourages the user to provide additional information such as their birthday and physical mailing address.  The user’s birthday information helps the Company verify that a user is at least 13 years. The physical mailing address is required for the delivery of physical goods selected by the user in the application rewards catalogue.  This information also helps the Company better target relevant advertising to the user. The Company  manages this information in adherence with standard privacy policies and regulations.

Operations

The Company is creating a product that encourages consumer participation and active engagement through incentives and brand- and network-sponsored content.   The Company intends to market its product through various channels, including online advertising, broad-based media (such as television and radio), as well as various strategic partnerships.   The Company intends to utilize co-location facilities and the services of third-party cloud computing providers, more specifically, Amazon Web Services, to help it efficiently manage and operate certain aspects of its platform.

Like many applications, the Company’s initial product integrates into users’ existing social media networks, making it possible for users to share their activity with friends, family and followers. The social media experience within the Company’s product is important, and will be complementary to the core value proposition of generating revenue through advertising sales.

Revenue

The Company plans to generate revenue from advertising sales. Because the application is not yet available to the public, the Company has not yet generated any revenues. Advertising will be sold primarily to brand marketers and television networks by the Company’s dedicated sales team. The Company’s  focus is on brand marketers that are most relevant to its target demographic of consumers between the ages of 18-49, and are active in television, digital and retail marketing. The Company’s sales team is also briefing large advertising and media agencies on its capabilities so that they might recommend integration of the Company’s application into their client proposals.  Regarding television marketers, the Company is focusing on TV networks and producers based on their relevance to our target audience, their reach and popularity. The Company is prioritizing networks and shows that it knows to be actively engaged in digital extensions, such as Social TV or second screen technology.  Additionally, the Company expects to gain revenue from the sale of television show related merchandise such as show music, DVDs and apparel, all of which is featured within the application and sold through online retail partners such as iTunes and Amazon.

Initially, the Company anticipates revenues to be generated substantially in the United States.

Seasonality

The Company expects its business to be affected by regular retail seasonality and by the normal rhythm of TV industry programming. Retail seasonality will impact how much brand marketers will spend to market their products and services at different points throughout the year. TV industry seasonality will impact the Compnay’s business because the amount network marketers will spend to promote certain TV programming will change during series premieres, summer time, ratings weeks or around major TV events such as the Super Bowl, Oscars, or Grammys. The Company believes revenues will be slowest during the summer, or the third calendar quarter. Variable expenses associated with marketing, future product releases, consumer incentives and advertising services will fluctuate in relation to revenue, but not necessarily by the same percentage.

3.  Summary of Significant Accounting Policies

 Change of Fiscal Year:  On February 24, 2011, the Board of Directors of the Company approved a change to the Company's fiscal year end from December 31 to June 30.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid securities purchased with remaining maturities of 90 days or less to be cash equivalents.  Cash equivalents are stated at cost which approximates market value and primarily consists of money market funds that are readily convertible into cash.  Restricted cash comprises amounts held in deposits that were required as collateral under the lease of office space.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.  These estimates include, among others, fair value of financial assets and liabilities, net realizable values on long-lived assets, certain accrued expense accounts, and estimates related to stock-based compensation.  Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments.  The Company’s debt approximates fair value as current borrowing rates for the same or similar issues are the same as those that were given to the Company at the issuance of its debt.

Equipment

Equipment (consisting of computers, software, furniture and fixtures) is recorded at historical cost and is depreciated using the straight-line method over their estimated useful lives.  The useful life and depreciation method are reviewed periodically to ensure that the depreciation method and period are consistent with the anticipated pattern of future economic benefits.  Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized.  Gains and losses on disposals are included in the results of operations.  The useful life of the equipment is being depreciated over three years.

Impairment of Long-Lived Assets.

The Company applies the provisions of Accounting Standards Codification (“ASC”) Topic 360, “Property, Plant, and Equipment”, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets.  ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts.  In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets.  Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal.  Based on its review, the Company believes that as of June 30, 2010 and June 30, 2011, there was no significant impairment of its long-lived assets.

Internal Use Software

The Company capitalizes costs related to the development of internal use software in accordance with ASC 350-40.  When capitalized, the Company will amortize the costs of computer software developed for internal use on a straight-line basis or appropriate usage basis over the estimated useful life of the software.  Currently, the Company is in the application development stage of its computer software development and, appropriately, certain costs have been capitalized in the amounts of $317 and $0 as of June 30, 2011 and June 30, 2010, respectively.

Marketing

Marketing costs are expensed as incurred.  Marketing expense for the Company in 2011 and 2010 was $1,005 and $0, respectively.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.  We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  For those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation.  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period.  The Company uses the Black-Scholes option pricing model to determine the fair value of stock options and warrants issued.  Stock-based awards issued to date are comprised principally of restricted stock awards (RSUs).

Recently Issued Accounting Pronouncements

In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-13, Multiple-Deliverable Revenue Arrangements.  The new standard changes the requirements for establishing separate units of accounting in a multiple element arrangement and requires the allocation of arrangement consideration to each deliverable based on the relative selling price.  The selling price for each deliverable is based on vendor-specific objective evidence (“VSOE”) if available, third-party evidence if VSOE is not available, or estimated selling price if neither VSOE or third-party evidence is available.  ASU 2009-13 is effective for revenue arrangements entered into in fiscal years beginning on or after June 15, 2010.  The Company does not expect that the provisions of the new guidance will have a material effect on its consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements, which requires additional disclosures about the amounts of and reasons for significant transfers in and out of Level 1 and Level 2 fair value measurements.  This standard also clarifies existing disclosure requirements related to the level of disaggregation of fair value measurements for each class of assets and liabilities and disclosures about inputs and valuation techniques used to measure fair value for both recurring and non-recurring Level 2 and Level 3 measurements.  Since this new accounting standard only required additional disclosure, the adoption of the standard in the first quarter of 2010 did not impact the Company’s consolidated financial statements.  Additionally, effective for interim and annual periods beginning after December 15, 2010, this standard will require additional disclosure and require an entity to present disaggregated information about activity in Level 3 fair value measurements on a gross basis, rather than one net amount.

In May 2011, the Financial Accounting Standards Board (FASB) released ASU 2011-04 “Fair Value Measurement”, which amends ASC 820 “Fair Value Measurements and Disclosures”. This standard will be effective beginning in the first calendar quarter of 2012 and the Company is in the process of assessing the impact of this standard on the Company’s Consolidated Financial Statements.

In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2011-05, Comprehensive Income: Presentation of Comprehensive Income.  The ASU amends FASB Codification Topic 220, Comprehensive Income, to require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  ASU 2011-05 is effective for fiscal years, and interim periods within those fiscal years beginning after December 15, 2011, and early adoption is permitted.  The adoption of this standard will not have an impact on the Company’s financial statements as they currently conform.

4.  Interest in Corporate Jet

The Company executed an agreement with NJI Sales, Inc. (“NetJets”) to bundle a 3.125% fractional share of a G-IV jet owned by Mr. Sillerman with a value of $336 with a new 6.25% fractional share of a G-IV jet which was purchased from NetJets by the Company.  The purchase price for the 6.25% interest was $1,175, payable $235 upon signing and the balance of $940 in debt with interest at 6% per annum, monthly payments of $9 and, a five-year balloon of $661.   Monthly management fees (aggregate for both shares) are approximately $26.  Based on the anticipated travel schedule for Mr. Sillerman and the anticipated residual value of the plane at the end of the five-year period of usage, the Company is expected to realize cost savings. The Company’s Audit Committee approved entering into this related party transaction and on June 17, 2011, the independent members of the Company’s Board of Directors approved the transaction.   The Company accounted for the transaction by recording the interests as investment assets and the related debt amounts to Mr. Sillerman and NetJets.

5.  Equipment

Equipment, consisting of computers, software, furniture and furnishings, were purchased in connection with setting up the Company’s office space.  The amount of such purchase was $83.

6. Loans Payable

J. Howard, Inc. had been supporting the daily operations of the Company from 2007 until the Recapitalization.  As of December 31, 2010, the Company owed J. Howard, Inc. $82 as a result thereof, which amount was increased as of the completion of the Recapitalization on February 15, 2011 to $171.  As part of the Recapitalization, the Company issued 250,000 shares (at a fair market value of $0.03 per share) to J. Howard, Inc., a director and officer of the Company prior to the Recapitalization, and its designees (which included former directors of the Company) in connection with partially extinguishing outstanding debt owed to J. Howard, Inc.  The remaining debt of $163 was satisfied on February 15, 2011 by payment to J. Howard, Inc. in such amount.  In addition, J. Howard, Inc. was paid $37 to be used for payment of expenses incurred in connection with the Recapitalization on behalf of the Company.

As described in footnote 4 above, the Company financed the purchase of a 6.25% fractional interest in a G-IV jet.  The financing of $940 provides for interest at the rate of 6% per annum, monthly payments of $9 and a balloon payment at maturity in 5 years of $661.  Total payments on this debt in the next five years are as follows:

Years Ending June 30,	(in thousands)
2012	$49
2013	52
2014	56
2015	59
2016	724

Total	$940

7. Commitments and Contingencies

Total rent expense for the Company under operating leases for the years ended June 30, 2011 and 2010 was less than $65 and $0, respectively. The Company’s future minimum rental commitments under noncancelable operating leases are as follows:

(in thousands)
Years Ending June 30,
2012	$338
2013	595
2014	611
2015	628
2016	647
Thereafter	3,912
Total	$6,731

As of June 30, 2011, the Company has entered into employment contracts with certain key executives and employees, which include provisions for severance payments in the event of specified terminations of employment. Expected payments under existing employment contracts are as follows:

(in thousands)
Year Ending June 30,
2012	$2,229
2013	2,326
2014	2,427
2015	2,534
Thereafter	—

Total	$9,516

As of June 30, 2011, the Company has entered into an agreement for network services with Carpathia Hosting Inc. (“Carpathia”) for a two-year term.  The anticipated payments under this agreement are $71 per month.  The exact amount may vary from month to month depending on usage and additional services which may be supplied by Carpathia.

There are no lawsuits or claims pending against the Company.

8. Stockholders’ Equity (Deficit)

As of June 30, 2011 and 2010, there were 300,000,000 and 1,000,000 shares of authorized common stock, respectively, and 134,941,797 and 419,280 (adjusted to reflect post reverse split shares) shares of common stock issued and outstanding, respectively. Except as otherwise provided by Delaware law, the holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

The Company’s Board of Directors is authorized to issue 1,000,000 shares of preferred stock, par value $0.001 per share. We may issue shares of preferred stock in one or more series as may be determined by our board of directors, who may establish the designation and number of shares of any series, and may determine, alter or revoke the rights, preferences, privileges and restrictions pertaining to any wholly unissued series (but not below the number of shares of that series then outstanding).

9. Share-Based Payments

Equity Incentive Plan

Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is the vesting period, on a straight-line basis. The Company uses the Black-Scholes option pricing model to determine the fair value of stock options and warrants issued. Stock-based awards issued to date are comprised principally of restricted stock awards (RSUs).

The 2011 Executive Incentive Plan (the "Plan") of the Company was approved on February 21, 2011 by the written consent of the holder of a majority of the Company's outstanding common stock. The Plan provides the Company the ability to grant to any officer, director, employee, consultant or other person who provides services to the Company or any related entity, options, stock appreciation rights, restricted stock awards, dividend equivalents and other stock-based awards and performance awards, provided that only employees are entitled to receive incentive stock options in accordance with IRS guidelines. The Company reserved 30,000,000 shares of common stock for delivery under the Plan. Pursuant to the Executive Incentive Plan and the employment agreements, between February 15, 2011 and June 30, 2011 the Compensation Committee of the Company’s Board of Directors authorized the grants of restricted stock described below.  The per share fair value of RSUs granted with service conditions was determined on the date of grant using the fair market value of the shares on the date of grant.

	Date of Grant	Common Shares	Aggregate Fair Value on Date of Grant	Weighted Average Grant Date Fair Value
Seven (7) Executives	Various	7,875,000	$137,906	$17.51

The Company is accounting for these values at fair market value of the shares on the date of grant, with the value being recognized over the requisite service period.  No shares were vested and no shares are forfeited as of June 30, 2011.

The total compensation expense of $10,772 was included in the accompanying Statement of Operations in general and administrative expenses for the year ended June 30, 2011.  There were no such expenses for the year ended June 30, 2010.  No shares actually vested during the periods and the grants provide for vesting annually in arrears over the next five years.  As of June 30, 2011 there was approximately $127,134 of total unrecognized stock-based compensation cost.

On February 16, 2011, the Company issued a five year warrant for 100,000 shares with an exercise price of $0.80 per share to Berenson & Company, LLC, financial advisor to Sillerman in connection with the Recapitalization, which vested on issuance. The fair value of the Berenson Warrant was determined to be $2,529 using the Black-Scholes option pricing model considering the contractual life of 5 years; expected volatility of 60%; and risk-free interest rate of 2.37%.  This amount was charged to general and administrative expense at the date of issuance.  On May 9, 2011, Berenson Investments LLC exercised the warrant and paid $80 for 100,000 shares of our common stock.

10.  Income Taxes

For the year ended June 30, 2011 and 2010, the Company did not record an income tax benefit because it has incurred taxable losses, it has no history of generating taxable income, and the Company cannot presently anticipate the realization of a tax benefit on its Net Operating Loss carryforward of $12,017 and $5,490 as of June 30, 2011 and 2010, respectively.  Accordingly, a full valuation allowance has been established on the related deferred tax assets.   Because of the change of control pursuant to the Recapitalization, utilization of prior fiscal year net operating loss carryforwards of $5,490 will be substantially limited.

The Company will recognize interest and penalties related to any uncertain tax positions through income tax expense.

The Company may in the future become subject to federal, state and city income taxation for years 2008 through 2010 under the normal statute of limitations. Generally, for state tax purposes, the Company’s 2008 through 2010 tax years remain open for examination by the tax authorities under a four year statute of limitations.  However, certain states may keep their statute open for six to ten years.  There are no income tax audits currently in process with any taxing jurisdictions.

11.  Related Party Transactions

Asset Contribution Agreement

At the closing of the Recapitalization, the Company entered into an Asset Contribution Agreement with Sillerman Investment Corporation, a Delaware corporation (“SIC”), an affiliate of Robert F.X. Sillerman our Executive Chairman, whereby SIC assigned certain intellectual property assets used in its business to the Company in exchange for an agreement by the Company to reimburse SIC for expenses incurred in connection with the development of such intellectual property assets and its related business, whenever incurred, at or after the closing, in an aggregate amount not to exceed $2,000.  Pursuant thereto, $1,312 was reimbursed and charged to general and administrative expense in the fiscal year.  This total amount was expensed since the reimbursement related to business operating expenses and expenses related to the development of the Company’s product which were incurred during the preliminary stages of product development and are to be expensed under the guidance of ASC 350-40.  Because such transaction was subject to certain rules regarding “affiliated” transactions, the Audit Committee and a majority of the independent members of the Board of Directors approved such reimbursement.

Debt Owed to J. Howard Inc.

As of the Recapitalization, the Company owed J. Howard Inc. the amount of $171 in connection with supporting the daily operations of the Company since 2007.  As part of the Recapitalization, the Company issued 250,000 shares at fair market value of $0.03 per share  to J. Howard, Inc., a director and officer of the Company prior to the Recapitalization, and its designees (which included former directors of the Company) in connection with partially extinguishing outstanding debt owed to J. Howard, Inc and the remaining portion of the debt was satisfied by the Company as part of the Recapitalization on February 15, 2011. The remaining debt of $163 was satisfied on February 15, 2011 by payment to J. Howard, Inc. in such amount.  In addition, J. Howard, Inc. was paid $37 to be used for payment of expenses incurred in connection with the Recapitalization on behalf of the Company.

Recapitalization Notes and Expenses

In connection with the Recapitalization, Robert F.X. Sillerman (and his spouse and entities controlled by him), and Mitchell Nelson, each executive officers of the Company, executed promissory notes in accordance with their subscription agreements for the payment of the purchase price of the shares, in the amounts of $3,242 and $10, respectively.  Each note is an unsecured five-year note with interest accruing at the annual rate equal to the long-term Applicable Federal Rate in effect as of the date of the Recapitalization Agreement (which was 4.15% per annum).  Mr. Nelson satisfied his note on April 1, 2011.  The notes are due five years after issuance, with interest accrued at the rate of 4.15% per annum, and have been presented as a reduction of the related paid in capital in the accompanying financial statements.  Interest income recorded on these notes in the year ended June 30, 2011 is $49.

In addition, Sillerman Investment Company, LLC was relieved of the obligation to pay $200 in connection with the initial structure of the Recapitalization to J. Howard, Inc. as reimbursement of advances made by J. Howard, Inc. to the Company to support its daily obligations since 2007.  The obligation arose from the initial proposal that investors would invest directly in Sillerman Investment Company, LLC prior to the Recapitalization.  When the structure of the Recapitalization changed, resulting in investments directly in the Company in connection with the Recapitalization, the obligation to pay J. Howard, Inc. became the obligation of the Company.  Because such transaction involved a related party, the Audit Committee of the Company's Board of Directors approved and the independent members of the Board ratified the payment of the obligation by the Company.

Shared Services Agreement

In an effort to economize on costs and be efficient in its use of resources, the Company entered into a shared services agreement with Circle Entertainment Inc. (“Circle”) as of February 15, 2011, pursuant to which it shares costs for legal and administrative services in support of Mitchell J. Nelson, its General Counsel and General Counsel to Circle.  The shared services agreement provides, in general, for sharing on a 50/50 basis of the applicable support provided by either company to Mr. Nelson in connection with his capacity as General Counsel, and an allocation generally based on the services provided by Mr. Nelson, which are initially estimated to be divided evenly between the companies.  The Company is responsible for advancing the salary to Mr. Nelson for both companies and will be reimbursed by Circle for such salary and benefits (but not for any bonus, option or restricted share grant made by either company, which will be the responsibility of the company making such bonus, option or restricted share grant).  The agreement provides for the Chief Executive Officer or President of each Company to meet periodically to assess whether the services have been satisfactorily performed and to discuss whether the allocation has been fair.  The Audit Committee of each company’s Board of Directors will then review and, if appropriate, approve the allocations made and whether payments need to be adjusted or reimbursed, depending on the circumstances.  Because this transaction is subject to certain rules regarding “affiliate” transactions, the Audit Committee and a majority of the independent members of the Company’s Board of Directors have approved the shared services agreement.  This is deemed to be an affiliate transaction because Mr. Sillerman is Chairman and Mr. Nelson is Executive Vice President and General Counsel of Circle.  For the fiscal year ended June 30, 2011, the Company incurred and billed Circle $107 for support, consisting primarily of legal and administrative services. These services provided were approved by Circle’s Audit Committee and the Company’s Audit Committee and the related fees were paid ($25 was paid after June 30, 2011).

In addition, certain of the Company’s accounting personnel may provide personal accounting services to our Executive Chairman, Robert F.X. Sillerman.  To the extent such services are rendered, Mr. Sillerman shall reimburse the Company therefor.  The reimbursement for any such services shall be reviewed by the Company’s Audit Committee.  For the fiscal year ended June 30, 2011, $18 was incurred and paid by Mr. Sillerman for such services ($4 was paid after June 30, 2011).

Consultant

Benjamin Chen, an independent director, is acting as a consultant to the Company in the area of technology, systems architecture and technical operations.  He has been paid $72 for his services through June 30, 2011.

NetJets

The Company executed an agreement with NetJets to bundle a 3.125% fractional share of a G-IV jet owned by Mr. Sillerman with a value of $336 with a new 6.25% fractional share of a G-IV jet which was purchased from NetJets by the Company.  The purchase price for the 6.25% interest was $1,175, payable $235 upon signing and the balance of $940 financed with interest at 6% per annum, monthly payments of $9 and, a five-year balloon of $661.   Monthly management fees (aggregate for both shares) are approximately $26.  Based on the anticipated travel schedule for Mr. Sillerman and the anticipated residual value of the plane at the end of the five-year period of usage, the Company is expected to realize cost savings. The Company’s Audit Committee approved entering into this related party transaction and on June 17, 2011, the independent members of the Company’s Board of Directors approved the transaction.   The Company accounted for the transaction by recording the interests as investment assets and the related debt amounts to Mr. Sillerman and NetJets.

12. Fair Value Measurement

The Company values its assets and liabilities using the methods of fair value as described in ASC 820, Fair Value Measurements and Disclosures.  ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.  The three levels of fair value hierarchy are described below:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, and considers counter-party credit risk in its assessment of fair value.  Observable or market inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s assumptions based on the best information available.

The Company has certain assets and liabilities that are required to be recorded at fair value on a recurring basis in accordance with accounting principles generally accepted in the United States.  The Company’s investment in overnight money market institutional funds, which amounted to $3,797 as of June 30, 2011,is included in Cash and Cash Equivalents on the accompanying consolidated balance sheets is classified as a Level 1 input.  The carrying value for Cash and Cash Equivalents and Accounts Payable approximate fair value because of the immediate or short-term maturity of these financial instruments.  The Company’s debt of $940 to finance the purchase of an interest in a G-IV jet approximates fair value due to market interest rates.  It is not practical to fair value the $336 for the related party debt.

13.  Subsequent Events

Private Placement

On August 25, 2011, the Company completed the placement of 14,000,000 units (the “Units”), each Unit consisting of (i) one (1) share of common stock, $0.001 par value per share of the Company and (ii) one (1) detachable three (3) year warrant to purchase one (1) share of common stock of the Company with an exercise price of $4.00 per warrant share, at a purchase price of $2.50 per Unit, for an aggregate purchase price of $35,000 to accredited and institutional investors.  The Units issued in such placement were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and the safe harbors for sales under Section 4(2) provided by Regulation D promulgated pursuant to the Securities Act.  Transfer of the shares was restricted by the Company in accordance with the requirements of the Securities Act.  The proceeds of the offering, $35,000, are to be used for general corporate purposes, including marketing and product development.  Tejas Securities Group, Inc. (“Tejas”) and Craig-Hallum Capital Group, LLC acted as placement agents in connection with the offering and received compensation of $1,350 and $165, respectively.  Tejas purchased units in the offering for $713 and received as additional compensation a five-year warrant for 540,000 common shares at $2.50 per share and 100,000 warrants on the same basis as the investors.  Sillerman Investment Company, LLC purchased $5,000 worth of Units in the placement, and Sillerman Investment Company, LLC, as nominee purchased $6,376 of Units in the placement. The Company will take a compensation charge in the first quarter of approximately $17,162 as a result of the foregoing, resulting from selling shares to executives below fair value.

           Stock Option Grants

           On August 26, 2011, the Compensation Committee adopted a Company-wide stock option program and granted to 32 employees an aggregate of 3,545,000 non-qualified stock options at $2.50 per share or $5.00 per share, depending on recipient, vesting over three to four years, depending on when the employee started at the Company.  The Company will take a compensation charge in the first quarter of approximately $1,037 as a result of the foregoing.

           On August 12, 2011, the Compensation Committee of the Board of Directors approved a stock option plan for non-management directors.  Each director is to receive 250,000 non-qualified stock options for common shares of the Company under the Executive Equity Incentive Plan.  The initial grant was made on August 26, 2011 at $2.50 per share.  One-fourth of the grant vested on the grant date and the balance will vest pro-rata annually in arrears over the next three years, so long as the director remains in office on the vesting date. The Company will take a compensation charge in the first quarter of approximately $1,566 as a result of the foregoing.

Function(x) Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands, Except Share Data)

	September 30,
	2011	June 30,
	(Unaudited)	2011
Assets

Current assets:
Cash and cash equivalents	$30,099	$3,794
Prepaid expenses	133	46
Other receivables	67	29
Total current assets	30,299	3,869
Restricted cash	695	695
Interest in corporate jet	1,426	1,511
Capitalized software costs	1,061	317
Equipment, net	182	79
Intellectual property	4,209	---
Total assets	$37,872	$6,471

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable and accrued expenses	$1,620	$1,105
Current portion of loan payable	50	49
Total current liabilities	1,670	1,154
Loan payable, less current portion	878	891
Other long-term liabilities	52	342
Total liabilities	2,600	2,387

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares, no shares issued and outstanding	---	---

Common stock, $0.001 par value, authorized 300,000,000 shares, issued and outstanding 149,142,024	153	139
shares as of September 30, 2011 and authorized 300,000,000 shares, issued and outstanding 134,941,797 shares as of June 30, 2011
Additional paid-in capital	101,480	36,416
Accumulated deficit	(66,361)	(32,471)
Total stockholders' equity	35,272	4,084

Total liabilities and stockholders’ equity	$37,872	$6,471

See Notes to Consolidated Financial Statements (Unaudited)

Function(x) Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, Amounts in Thousands, Except Share Data)

	Three Months Ended	Three Months Ended
	September 30, 2011	September 30, 2010
Revenues	$ ---	$ ---

General and administrative expenses	(33,930)	(2)

Operating loss	$(33,930)	$(2)

Other income:
Interest income, net	40	---

Total other income	40	---

Net loss before income taxes	$(33,890)	$(2)

Income taxes	---	---

Net loss	$(33,890)	$(2)

Net loss per common share - basic and diluted	(0.24)	---

Weighted average common shares outstanding - basic and diluted	140,422,232	419,280 *

* as adjusted for the reverse split

See Notes to Consolidated Financial Statements (Unaudited)

Function(x) Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(Unaudited, Amounts in Thousands, Except Share Data)

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total
Balance June 30, 2011	$139	$36,416	$(32,471)	$4,084
Net loss			(33,890)	(33,890)
Private placement of common stock and warrants for cash	14	33,399	---	33,413
Compensation charge for fair value of common stock and warrants issued to Sillerman in	---
connection with private placement	---	19,456	----	19,456
Interest income notes receivable from shareholders	---	(35)		(35)
Employee stock options - share based compensation	---	1,930	---	1,930
Restricted stock - share based compensation	---	8,378	---	8,378
Stock issued for Watchpoints acquisition	---	1,600	---	1,600
Capital related to corporate jet	---	336		336
Balance September 30, 2011	$153	$101,480	$(66,361)	$35,272

See Notes to Consolidated Financial Statements (Unaudited)

Function(x) Inc.
CONSOLIDATED  STATEMENTS OF CASH FLOWS
(Unaudited, Amounts in Thousands, Except Share Data)

	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010
Operating activities:
Net loss	$(33,890)		$(2)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Restricted stock - share based compensation	8,378		---
Employee stock options - share based compensation	1,930		---
Common stock and warrants issued to Sillerman in connection with private placement	19,456		---
Depreciation	97		---
Interest income notes receivable from shareholders	(35)		---
Changes in operating assets and liabilities:
Other receivables	(38)		---
Prepaid expenses	(87)		---
Accounts payable and accrued expenses	515		2
Other liabilities	47
Net cash used in operating activities	(3,627)		--

Investing activities:
Purchase of equipment	(105)		---
Watchpoints acquisitions	(2,620)		---
Capitalized software costs	(744)
Net cash used in investing activities	(3,469)		---

Financing activities:
Issuance of common stock and warrants for cash	33,413		---
Payments on loan	(12)		---
Net cash from financing activities	33,401

Net increase in cash	26,305		---

Cash at Beginning of Period	3,794		--

Cash at End of Period	$30,099		$--

Supplemental cash flow information:
Non-cash investing and financing activities

Stock issued for Watchpoints acquisition	$1,600	$	---
Cash paid during the year for interest	$14	$	---
Capital related to corporate jet	$336	$	---

See Notes to Consolidated Financial Statements (Unaudited)

Function(x) Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited, Amounts in Thousands, Except Share Data)

 1.  Basis of Presentation

On February 24, 2011, the Company changed its year-end from December 31 to June 30. The financial statements for the fiscal year ended June 30, 2011 and June 30, 2010 and for the three months ended September 30, 2011 and 2010 reflect the results of operations of Function(x) Inc. and its consolidated subsidiaries (collectively, the “Company”), each a Delaware corporation. The financial information in this report for the three months ended September 30, 2011 and 2010 have not been audited, but in the opinion of management, all adjustments (which include normal recurring adjustments) necessary for a fair presentation have been made. The operating results for the three months ended September 30, 2011 and 2010 are not necessarily indicative of the results for the full year.

The financial statements included herein should be read in conjunction with the financial statements and notes included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

2.  Organization and Background

Formation and Former Business

The Company was incorporated in Delaware in July 1994 and had no operating business or full-time employees from December 1996 to 2000, when it acquired all of the outstanding Common Stock of Oaktree Systems, Inc. (“Oaktree”).  Through Oaktree, the Company provided cost effective marketing solutions to organizations needing sophisticated information management tools.  In December 2007, Marketing Data, Inc. acquired an 80% interest in Oaktree for $1 and the Company’s ownership interest in Oaktree was reduced to 20% of Oaktree’s outstanding Common Stock.   On October 24, 2010, Oaktree repurchased the Company’s remaining 20% interest in Oaktree for $0.10.  As a result, Marketing Data, Inc. owned 100% of the outstanding Common Stock of Oaktree.   After the disposition of the Company’s interest in Oaktree and prior to the Recapitalization, the Company was not active and had no operating business.  After the disposition of the Oaktree interest, the Company began to explore the redeployment of its existing assets by identifying and merging with or investing in one or more operating businesses.  The Board of Directors approved the Recapitalization effecting such change.

The Recapitalization

As previously disclosed, on February 7, 2011, Function(x) Inc. (formerly Gateway Industries, Inc., the “Company”) entered into the Agreement and Plan of Recapitalization (the “Recapitalization Agreement”) by and among the Company, Sillerman Investment Company LLC, a Delaware limited liability company (“Sillerman”), and EMH Howard LLC, a New York limited liability company (“EMH Howard”).

Pursuant to the Recapitalization Agreement, Sillerman, together with other investors approved by Sillerman, invested in the Company by acquiring 120,000,000 newly issued shares of common stock of the Company in a private placement transaction at a price of $0.03 per share (on a post-split basis as described below), as a result of which Sillerman and the other investors acquired approximately 99% of the outstanding shares of common stock, with Sillerman (together with Robert F.X. Sillerman personally) directly or indirectly beneficially owning more than a majority of the outstanding shares of common stock. Upon consummation, the proceeds of the private placement of $3,600 ($220 in cash and $3,380 in five-year promissory notes with interest accruing at the annual rate equal to the long-term Applicable Federal Rate in effect as of the date of the Recapitalization Agreement, which was 4.15% per annum) were received.

On February 16, 2011, immediately after the Recapitalization was consummated, the Company issued 13,232,597 shares of common stock to an institutional investor (for $10,000) at a price of approximately $0.76 per share, and 940,000 shares of common stock to an accredited investor ($500) at a price of approximately $0.53 per share. The shares of common stock issued in such placements were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and the safe harbors for sales under Section 4(2) provided by Regulation D promulgated pursuant to the Securities Act.  Transfer of the shares was restricted by the Company in accordance with the requirements of the Securities Act.

On February 16, 2011, the Company issued a five year warrant for 100,000 shares with an exercise price of $0.80 per share to Berenson Investments LLC.  Berenson & Company, LLC, an affiliate of Berenson Investments LLC, was the financial advisor to Sillerman in connection with the Recapitalization.  On May 9, 2011, Berenson Investments LLC exercised the warrant and paid $80 for 100,000 shares of the Company’s common stock.

As part of the Recapitalization, the Company also issued 250,000 shares to J. Howard, Inc., an entity affiliated with Jack L. Howard, a director and officer of the Company prior to the Recapitalization, and its designees (which included former directors of the Company) in connection with partially extinguishing outstanding debt of $171 owed to J. Howard, Inc. The fair market value of the shares at issuance was $0.03 per share.  The remaining debt of $163 was satisfied on February 15, 2011 by payment to J. Howard, Inc. in such amount.  In addition, J. Howard, Inc. was paid $37 to be used for payment of expenses incurred in connection with the Recapitalization on behalf of the Company.

As part of the Recapitalization, the Company effectuated a 1 for 10 reverse split of its issued and outstanding common stock (the “Reverse Split”). The Reverse Split became effective on February 16, 2011. Under the terms of the Reverse Split, each share of common stock, issued and outstanding as of such effective date, was automatically reclassified and changed into one-tenth of one share of common stock, without any action by the stockholder. Fractional shares were rounded up to the nearest whole share.  All share and per share amounts have been restated to reflect the Reverse Split.

The newly recapitalized company changed its name to Function (X) Inc. effective as of the date of the Recapitalization and changed its name to Function(x) Inc. on June 22, 2011.  It now conducts its business under the name Function(x) Inc., with the ticker symbol FNCX.  We have two wholly-owned subsidiaries, Project Oda, Inc. and Viggle Inc, each a Delaware corporation.

The Company’s loyalty program will be delivered to consumers in the form of a free application, or app, that works on multiple device types, including mobile phones, tablets and laptops.  The user experience is simple.  The consumer downloads the app, creates an account and while watching TV, taps the check in button.  Using the device’s microphone, the application collects an audio sample of what the user is watching on television and uses proprietary technology to convert that sample into a digital fingerprint. Within seconds, that digital fingerprint is matched against a database of reference fingerprints that are collected from over 100 English and Spanish television channels within the United States.  The Company is able to verify TV check-ins across broadcast, cable, online, satellite, time-shifted and on-demand content. The ability to verify check-ins is critical because users are rewarded points for each check in. Users can redeem the points within the app’s rewards catalogue for items that have a monetary value such as movie tickets, music and gift cards.

In addition to television show check-in points, users can earn additional points by engaging with brand or network sponsored games, videos, polls or quizzes related to the show that they are watching and by inviting friends or sharing their activities via social media. In addition to rewards, there will also be sweepstakes opportunities and instant win games for higher value prizes or unique experiences. The Company’s product will be limited to participants who are 13 years of age or older.

The Company intends to complete a first version of the application in the fourth calendar quarter of 2011. If the app is approved by Apple, the Company’s  intention is to make the app available to the public in the Apple iTunes App Store at the beginning of the first calendar quarter of 2012. If approved, the app will work on Apple iOS devices such as the iPhone, iPad and iPod Touch.

The iOS release will be followed by a version of the application for use on Android smart phones and tablets which the Company anticipates to be within the first calendar quarter of 2012. The Company will consider adding versions for other mainstream mobile operating systems such as Windows Phone and Blackberry based on demand and other business factors. Distribution of the product will occur via regular online marketplaces for content and applications used by such mobile operating systems, and will include iTunes for iOS devices or the Android marketplace for devices using the Android operating system.

The back-end technology for the application has been designed to accommodate the significant numbers of simultaneous check-ins required to support  primetime television audiences. The Company’s plan is to expand its capacity to support simultaneous check-ins around major television events such as the Super Bowl. In addition to its own dedicated co-location facilities on the east and west coasts, the Company is using third-party cloud computing services from Amazon Web Services to help it scale its technical capacity as efficiently as possible.

While most people watch television, the Company is targeting male and female consumers between the ages of 18-49.  This target audience was selected due to the amount of television they consume on a weekly basis as well as the likelihood that they will have smartphones and other wireless devices such as tablets and laptops with them while viewing television. To build its user base, the Company will target this audience using traditional media techniques such as direct response, banner, and mobile advertising, public relations, search engine optimization and search engine marketing across online, broadcast and print media outlets.

When a user signs up for and downloads the Company’s app, the Company will collect the user’s email, zip code and television provider. The email enables the Company to verify the user and reduces the chance of fraud. The zip code allows the Company to present a relevant list of cable and satellite providers to the user to deliver the correct channel listing data. Knowing the television provider in turn helps the Company to increase the rate of success for television show matching. The Company encourages the user to provide additional information such as their birthday and physical mailing address.  The user’s birthday information helps the Company verify that a user is at least 13 years. The physical mailing address is required for the delivery of physical goods selected by the user in the application rewards catalogue.  This information also helps the Company better target relevant advertising to the user. The Company  manages this information in adherence with standard privacy policies and regulations.

Operations

The Company is creating a product that encourages consumer participation and active engagement through incentives and brand- and network-sponsored content.   The Company intends to market its product through various channels, including online advertising, broad-based media (such as television and radio), as well as various strategic partnerships.   The Company intends to utilize co-location facilities and the services of third-party cloud computing providers, more specifically, Amazon Web Services, to help it efficiently manage and operate certain aspects of its platform.

Like many applications, the Company’s initial product integrates into users’ existing social media networks, making it possible for users to share their activity with friends, family and followers. The social media experience within the Company’s product is important, and will be complementary to the core value proposition of generating revenue through advertising sales.

Revenue

The Company plans to generate revenue from advertising sales. Because the application is not yet available to the public, the Company has not yet generated any revenues. Advertising will be sold primarily to brand marketers and television networks by the Company’s dedicated sales team. The Company’s  focus is on brand marketers that are most relevant to its target demographic of consumers between the ages of 18-49, and are active in television, digital and retail marketing. The Company’s sales team is also briefing large advertising and media agencies on its capabilities so that they might recommend integration of the Company’s application into their client proposals.  Regarding television marketers, the Company is focusing on TV networks and producers based on their relevance to our target audience, their reach and popularity. The Company is prioritizing networks and shows that it knows to be actively engaged in digital extensions, such as Social TV or second screen technology.  Additionally, the Company expects to gain revenue from the sale of television show related merchandise such as show music, DVDs and apparel, all of which is featured within the application and sold through online retail partners such as iTunes and Amazon.

Initially, the Company anticipates revenues to be generated substantially in the United States.

Seasonality

The Company expects its business to be affected by regular retail seasonality and by the normal rhythm of TV industry programming. Retail seasonality will impact how much brand marketers will spend to market their products and services at different points throughout the year. TV industry seasonality will impact the Compnay’s business because the amount network marketers will spend to promote certain TV programming will change during series premieres, summer time, ratings weeks or around major TV events such as the Super Bowl, Oscars, or Grammys. The Company believes revenues will be slowest during the summer, or the third calendar quarter. Variable expenses associated with marketing, future product releases, consumer incentives and advertising services will fluctuate in relation to revenue, but not necessarily by the same percentage.

Recent Asset Purchase

On September 29, 2011 in furtherance of its business plan, the Company, through its wholly-owned subsidiary, Project Oda, Inc., purchased certain assets of Mobile Messaging Solutions, Inc.’s Watchpoints business.  The consideration for such transaction consisted of $2,500 in cash and 200,000 shares of the Company’s common stock with a fair value of $8.00 per share on the date of the transaction.  The Watchpoints business is involved in developing, selling, maintaining and improving an interactive broadcast television application utilizing audio recognition technology.  The assets purchased, and the related value allocated to each, include intellectual property ($4,209) and certain computer-related equipment ($11).  The intellectual property included patent filings for audio verification technology and the provision of value-added programming/services based on such verification and trademarks for the “Watchpoints” name.  The value allocated to the intellectual property will be amortized over the expected useful life of the Company’s software product.  The Company also paid Kai Buehler, the CEO of Watchpoints, a $300 finder’s fee, which was expensed in the current quarter, and appointed him as a full-time Senior Vice President of the Company.

3.  Summary of Significant Accounting Policies

Change of Fiscal Year:  On February 24, 2011, the Board of Directors of the Company approved a change to the Company's fiscal year end from December 31 to June 30.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid securities purchased with remaining maturities of 90 days or less to be cash equivalents.  Cash equivalents are stated at cost which approximates market value and primarily consists of money market funds that are readily convertible into cash.  Restricted cash comprises amounts held in deposits that were required as collateral under the lease of office space.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.  These estimates include, among others, fair value of financial assets and liabilities, net realizable values on long-lived assets, certain accrued expense accounts, and estimates related to stock-based compensation.  Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments.  The Company’s debt approximates fair value as current borrowing rates for the same or similar issues are the same as those that were given to the Company at the issuance of its debt.

Equipment

Equipment (consisting of computers, software, furniture and fixtures) is recorded at historical cost and is depreciated using the straight-line method over their estimated useful lives.  The useful life and depreciation method are reviewed periodically to ensure that the depreciation method and period are consistent with the anticipated pattern of future economic benefits.  Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized.  Gains and losses on disposals are included in the results of operations.  The useful life of the equipment is being depreciated over three years.

Impairment of Long-Lived Assets

The Company applies the provisions of Accounting Standards Codification (“ASC”) Topic 360, “Property, Plant, and Equipment”, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets.  ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts.  In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets.  Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal.  Based on its review, the Company believes that as of and September 30, 2011, there was no significant impairment of its long-lived assets.

The Company, through its acquisition of Watchpoints, purchased certain intellectual property (trademark applications, patent applications, and domain names).  As of September 30, 2011, no amortization of intellectual property has been recorded.

Internal Use Software

The Company capitalizes costs related to the development of internal use software in accordance with ASC 350-40.  Once revenue producing activities commence, the Company will amortize the costs of computer software developed for internal use on a straight-line basis or appropriate usage basis over the estimated useful life of the software.  Currently, the Company is in the application development stage of its computer software development and, appropriately, certain costs have been capitalized in the amounts of $1,212 and $0 as of September 30, 2011 and September 30, 2010, respectively.

Marketing

Marketing costs are expensed as incurred.  Marketing expense for the Company for the three months ended September 30, 2011 and 2010 was $903 and $0, respectively.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.  We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  For those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation.  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period.  The Company uses the Black-Scholes option pricing model to determine the fair value of stock options and warrants issued.  Stock-based awards issued to date are comprised of both restricted stock awards (RSUs) and employee stock options.

Recently Issued Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements, which requires additional disclosures about the amounts of and reasons for significant transfers in and out of Level 1 and Level 2 fair value measurements.  This standard also clarifies existing disclosure requirements related to the level of disaggregation of fair value measurements for each class of assets and liabilities and disclosures about inputs and valuation techniques used to measure fair value for both recurring and non-recurring Level 2 and Level 3 measurements.  Since this new accounting standard only required additional disclosure, the adoption of the standard in the first quarter of 2010 did not impact the Company’s consolidated financial statements.  Additionally, effective for interim and annual periods beginning after December 15, 2010, this standard will require additional disclosure and require an entity to present disaggregated information about activity in Level 3 fair value measurements on a gross basis, rather than one net amount.

In May 2011, the Financial Accounting Standards Board (FASB) released ASU 2011-04 “Fair Value Measurement”, which amends ASC 820 “Fair Value Measurements and Disclosures”. This standard will be effective beginning in the first calendar quarter of 2012 and the Company is in the process of assessing the impact of this standard on the Company’s Consolidated Financial Statements.

In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2011-05, Comprehensive Income: Presentation of Comprehensive Income.  The ASU amends FASB Codification Topic 220, Comprehensive Income, to require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  ASU 2011-05 is effective for fiscal years, and interim periods within those fiscal years beginning after December 15, 2011, and early adoption is permitted.  The adoption of this standard will not have an impact on the Company’s financial statements.

4.  Interest in Corporate Jet

As previously reported on the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, the Company executed an agreement with NJI Sales, Inc. (“NetJets”) to bundle a 3.125% fractional share of a G-IV jet owned by Mr. Sillerman with a value of $336 with a new 6.25% fractional share of a G-IV jet which was purchased from NetJets by the Company.  The purchase price for the 6.25% interest was $1,175, payable $235 upon signing and the balance of $940 in debt with interest at 6% per annum, monthly payments of $9 and, a five-year balloon of $661.   Monthly management fees (aggregate for both shares) are approximately $26.  Based on the anticipated business travel schedule for Mr. Sillerman and the anticipated residual value of the plane at the end of the five-year period of usage, the Company is expected to realize cost savings. The Company’s Audit Committee approved entering into this related party transaction and on June 17, 2011, the independent members of the Company’s Board of Directors approved the transaction.  The Company accounted for the transaction by recording the interests as investment assets and the related debt amount to NetJets.  On June 30, 2011, the Company recorded $336 as debt to Mr. Sillerman.  The $336 was appropriately moved to equity as of September 30, 2011.  Depreciation expense related to these assets as of September 30, 2011 and June 30, 2011 is $85 and $0, respectively.

5.  Equipment

Equipment consists of the following:

	September 30, 2011	June 30, 2011
Leasehold Improvements	$31	$	---
Furniture and Fixtures	15		9
Computer Equipment	121		60
Software	31		14
	198		83
Accumulated Depreciation	(16)		(4)
Equipment, net	182		79

6. Loans Payable

The Company financed the purchase of a 6.25% fractional interest in a G-IV jet as described in Note 4 above.  The financing of $940 provides for interest at the rate of 6% per annum, monthly payments of $9 and a balloon payment at maturity in 5 years of $661.  Payments on this debt during the period ended September 30, 2011 were $12.

7. Commitments and Contingencies

There are no lawsuits or claims pending against the Company.

8. Stockholders’ Equity (Deficit)

As of September 30, 2011 and June 30, 2011, there were 300,000,000 shares of authorized common stock and 149,141,797 and 134,941,797 shares of common stock issued and outstanding, respectively. Except as otherwise provided by Delaware law, the holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

The Company’s Board of Directors is authorized to issue 1,000,000 shares of preferred stock, par value $0.001 per share. We may issue shares of preferred stock in one or more series as may be determined by our board of directors, who may establish the designation and number of shares of any series, and may determine, alter or revoke the rights, preferences, privileges and restrictions pertaining to any wholly unissued series (but not below the number of shares of that series then outstanding).

On August 25, 2011, the Company completed the placement of 14,000,000 units (the “Units”), each Unit consisting of (i) one (1) share of common stock, $0.001 par value per share of the Company and (ii) one (1) detachable three (3) year warrant to purchase one (1) share of common stock of the Company with an exercise price of $4.00 per warrant share, at a purchase price of $2.50 per Unit, for an aggregate purchase price of $35,000 to accredited and institutional investors.  The Units issued in such placement were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and the safe harbors for sales under Section 4(2) provided by Regulation D promulgated pursuant to the Securities Act.  Transfer of the shares was restricted by the Company in accordance with the requirements of the Securities Act.  The net proceeds of the offering, $35,000, are to be used for general corporate purposes, including marketing and product development.  Tejas Securities Group, Inc. and Craig-Hallum Capital Group, LLC acted as placement agents in connection with the offering and received cash compensation of $638 and $165, respectively.  As additional compensation, Tejas Securities Group, Inc. received 285,000 Units in the August 25, 2011 private placement offering and a five-year warrant for 540,000 common shares at $2.50 per share and 100,000 warrants on the same basis as the investors, fair valued at $5,801.

As a result of Sillerman Investment Company, LLC’s participation in the placement, 2,560,000 units were considered to have been acquired by Robert F.X. Sillerman with a deemed fair value (based upon the traded value of the stock at the time) in excess of the price paid.  This resulted in a non-cash compensation charge of $19,456.

9. Share-Based Payments

Equity Incentive Plan

The 2011 Executive Incentive Plan (the "Plan") of the Company was approved on February 21, 2011 by the written consent of the holder of a majority of the Company's outstanding common stock. The Plan provides the Company the ability to grant to any officer, director, employee, consultant or other person who provides services to the Company or any related entity, options, stock appreciation rights, restricted stock awards, dividend equivalents and other stock-based awards and performance awards, provided that only employees are entitled to receive incentive stock options in accordance with IRS guidelines. The Company reserved 30,000,000 shares of common stock for delivery under the Plan.  Pursuant to the Executive Incentive Plan and the employment agreements, between February 15, 2011 and September 30, 2011 the Compensation Committee of the Company’s Board of Directors authorized the grants of restricted stock and stock options described below.

Restricted Stock

The per share fair value of RSUs granted with service conditions was determined on the date of grant using the fair market value of the shares on that date and is recognized as an expense over the requisite service period.

	Date of Grant	Common Shares	Aggregate Fair Value on Date of Grant	Weighted Average Grant Date Fair Value
Fourteen (14) Executives	Various	8,540,000	$141,896	$16.62

The total compensation was $8,378 for the three months ended September 30, 2011.  There were no such expenses for the three months ended September 30, 2010.  No shares actually vested.  As of September 30, 2011, there was $122,746 in total unrecognized share-based compensation costs.

Stock Options

The following table presents a summary of the Company’s stock option activity for the three months ended September 30, 2011:

Number of Options
Outstanding at June 30, 2011	0
Granted	4,792,500
Exercised	0
Forfeited and cancelled	0
Outstanding at September 30, 2011	4,792,500

The Company is accounting for these options at fair market value of the options on the date of grant, with the value being recognized over the requisite service period.  No shares were vested as of September 30, 2011.  The fair value of each option award is estimated using a Black-Scholes option valuation model.  Expected volatility is based on the historical volatility of the price of comparable companies’ stock.  The risk-free interest rate is based on U.S. Treasury issues with a term equal to the expected life of the option.  The Company uses historical data to estimate expected dividend yield, expected life and forfeiture rates.  Options generally have a life of 10 years and vest over a period of 3 or 4 years.  The fair value of the options granted during the quarter ended September 30, 2011 (none were granted in 2010) was estimated based on the following weighted average assumptions:

Three Months Ended September 30, 2011
Expected volatility	60%
Risk-free interest rate	1.23%
Expected dividend yield	0
Expected life (in years)	6.13
Estimated fair value per option granted	$4.17

The total compensation expense of $1,930 was included in the accompanying Statement of Operations in general and administrative expenses for the three months ended September 30, 2011.  There were no such expenses for the three months ended September 30, 2010.  No shares actually vested during the periods and the grants provide for vesting annually in arrears over the next four years.  As of September 30, 2011, there was approximately $16,700 of total unrecognized stock-based compensation cost.

On August 12, 2011, the Compensation Committee of the Board of Directors approved a stock option plan for non-management directors.  Each director is to receive 250,000 non-qualified stock options for common shares of the Company under the Executive Equity Incentive Plan.  The initial grant of 1,250,000 non-qualified stock options was made on August 26, 2011 with each option having an exercise price of $2.50 per share and a fair market value of $4.42.  One-fourth of the grant vested on the grant date and the balance will vest pro-rata annually in arrears over the next three years, so long as the director remains in office on the vesting date.  The Company has taken a compensation charge in the first quarter of approximately $1,517 as a result of the foregoing grants.

On August 26, 2011, the Compensation Committee adopted a Company-wide stock option program and granted to 32 employees an aggregate of 3,545,000 non-qualified stock options.  Of this total, 510,000 were issued with an exercise price of $2.50 per share and a fair market value of $4.45 per option, 1,535,000 were issued with an exercise price of $2.50 per share and a fair market value of $4.42 per option, and 1,500,000 were issued with an exercise price of $5.00 per share and a fair market value of $3.63 per option.   The options vest over three to four years.  The Company has taken a compensation charge in the first quarter of approximately $413 as a result of the foregoing grants.

Warrants

In connection with the August 25, 2011 private placement offering, the following warrants were issued:

Tejas Securities Group, Inc., as partial compensation for placement fees, was issued 540,000 five-year warrants with an exercise price of $2.50 per warrant, and 385,000 three-year warrants with an exercise price of $4.00 per warrant.  Each of the warrants is exercisable for one share of the Company’s common stock.  The fair value of these warrants is $3,949.

Robert F.X. Sillerman was issued 2,560,000 three-year warrants with an exercise price of $4.00 per warrant.  Each of the warrants is exercisable for one share of the Company’s common stock.  The fair value of these warrants is $9,216.

10.  Income Taxes

For the three months ended September 30, 2011 and 2010, the Company did not record an income tax benefit because it has incurred taxable losses and has no history of generating taxable income. For that reason, the Company has established a full valuation allowance against its deferred tax assets including its Net Operating Loss carryforward  of $6,023 as of December 31, 2010.  As a result of the change in control pursuant to the Recapitalization, the utilization of the $6,023 Net Operating Loss carryforward will be substantially limited.

The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception.  The Company is not presently subject to any income tax audit in any taxing jurisdiction.

11.  Related Party Transactions

Recapitalization Notes

In connection with the Recapitalization, Robert F.X. Sillerman (and his spouse and entities controlled by him), and Mitchell Nelson, each executive officers of the Company, executed promissory notes in accordance with their subscription agreements for the payment of the purchase price of the shares, in the amounts of $3,242 and $10, respectively.  Each note is an unsecured five-year note with interest accruing at the annual rate equal to the long-term Applicable Federal Rate in effect as of the date of the Recapitalization Agreement (which was 4.15% per annum).  Mr. Nelson satisfied his note on April 1, 2011.  The notes are due five years after issuance, with interest accrued at the rate of 4.15% per annum, and have been presented as a reduction of the related paid in capital in the accompanying financial statements.  Interest income recorded on these notes in the period ended September 30, 2011 is $35.

Shared Services Agreement

In an effort to economize on costs and be efficient in its use of resources, the Company entered into a shared services agreement with Circle Entertainment Inc. (“Circle”) as of February 15, 2011, pursuant to which it shares costs for legal and administrative services in support of Mitchell J. Nelson, its General Counsel and General Counsel to Circle.  The shared services agreement provides, in general, for sharing on a 50/50 basis of the applicable support provided by either company to Mr. Nelson in connection with his capacity as General Counsel, and an allocation generally based on the services provided by Mr. Nelson, which are initially estimated to be divided evenly between the companies.  The Company is responsible for advancing the salary to Mr. Nelson for both companies and will be reimbursed by Circle for such salary and benefits (but not for any bonus, option or restricted share grant made by either company, which will be the responsibility of the company making such bonus, option or restricted share grant).  The agreement provides for the Chief Executive Officer or President of each Company to meet periodically to assess whether the services have been satisfactorily performed and to discuss whether the allocation has been fair.  The Audit Committee of each company’s Board of Directors will then review and, if appropriate, approve the allocations made and whether payments need to be adjusted or reimbursed, depending on the circumstances.  Because this transaction is subject to certain rules regarding “affiliate” transactions, the Audit Committee and a majority of the independent members of the Company’s Board of Directors have approved the shared services agreement.  This is deemed to be an affiliate transaction because Mr. Sillerman is Chairman and Mr. Nelson is Executive Vice President and General Counsel of Circle.  For the three months ended September 30, 2011 and the fiscal year ended June 30, 2011, the Company billed Circle $79 and $107, respectively. Such billings primarily relate to support consisting of legal and administrative services. These services were approved by Circle’s Audit Committee and the Company’s Audit Committee. The balance due from Circle on September 30, 2011 and June 30, 2011 was $26 and $25, respectively.

Certain Company accounting personnel may provide personal accounting services to our Executive Chairman, Robert F.X. Sillerman.  To the extent that such services are rendered, Mr. Sillerman shall reimburse the Company therefor.  The reimbursement for any such services shall be reviewed by the Company’s Audit Committee.  For the three months ended September 30, 2011 and the fiscal year ended June 30, 2011, the Company billed Mr. Sillerman $14 and $18, respectively. The balance due from Mr. Sillerman on September 30, 2011 and June 30, 2011 was $9 and $4, respectively.

Private Placement

Sillerman Investment Company, LLC purchased units for $11,376 in the August 25, 2011 private placement. As a result of Sillerman Investment Company, LLC’s participation in the placement, 2,560,000 units were considered to have been acquired by Robert F.X. Sillerman with a deemed fair value, based upon the traded value of the stock at the time, in excess of the price paid.  This resulted in a non-cash compensation charge of $19,456.

12.  Subsequent Events

Investment in TIPPT Media Inc.

On December 23, 2011, in furtherance of its business plan, the Company obtained a sixty-five (65%) percent ownership interest in TIPPT Media Inc., a Delaware corporation (“TIPPT”), which will sell coupons and/or discount codes on behalf of third parties to promote products via a variety of internet-based methods of electronic communications. To date, TIPPT has been a concept and developing business plan, and TIPPT has no customers and has not generated any revenues.   In consideration for its investment in TIPPT, the Company paid two million dollars ($2,000,000) in cash, foregave the repayment of a two-hundred and fifty thousand dollar ($250,000) promissory note owed to the Company by TIPPT LLC, a Delaware limited liability company and the minority stockholder of TIPPT, and agreed to issue a warrant to purchase one million shares of the Company’s common stock at an exercise price equal to 115% of the 20-day trading average of the Company’s common stock if certain performance conditions are met within 4 months of the closing of the transaction.

In connection with the transaction, the Company entered into a five-year line of credit agreement, pursuant to which the Company may provide advances to TIPPT to finance its working capital obligations, in an aggregate principal amount not to exceed twenty-million dollars ($20,000,000), with an interest rate not to exceed four (4%) percent per annum.  In connection with the transaction, the Company also entered into a stockholders agreement with the other stockholders of TIPPT regarding, among other things, restrictions on the transfer of shares in TIPPT and the potential exchange under certain circumstances of all or a portion of the 35% interest in TIPPT held by TIPPT LLC into the Company’s common stock.

14,522,597 shares of common stock

PROSPECTUS

[_________], 2011

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be
Paid(1)
SEC Registration Fee	$18,546
Legal Fees and Expenses	75,000
Accounting Fees and Expenses	15,000
Total	$108,546

(1) Amounts in whole dollars.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws and articles of incorporation provide that we will indemnify and hold harmless any of our officers, directors, employees or agents and reimburse such persons for any and all judgments, fines, liabilities, amounts paid in settlement and expenses, including attorney’s fees, incurred directly or indirectly in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, for which such persons served in any capacity at the request of the Company, to which such person is, was or is threatened to be made a party by reason of the fact that such person is, was or becomes a director, officer, employee or agent of the Company; provided that, (i) such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (ii) no indemnification is payable if a court having jurisdiction determined such indemnification to be unlawful.  Additionally, no indemnification will be made in respect of any claim, issue or matter as to which such person was determined to be liable to the Company, unless and only to the extent that the court in which the action was brought determines that such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

The Company does not believe that such indemnification affects the capacity of such person acting as officer, director or control person of the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On August 25, 2011, the Company completed the placement of 14,000,000 units (the “Units”), each Unit consisting of (i) one (1) share of common stock, $0.001 par value per share of the Company and (ii) one (1) detachable three (3) year warrant to purchase one (1) share of common stock of the Company with an exercise price of $4.00 per warrant share, at a purchase price of $2.50 per Unit, for an aggregate purchase price of $35,000,000 to accredited and institutional investors.  The Units issued in such placement were exempt from registration under the Securities Act, pursuant to an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and the safe harbors for sales under Section 4(2) provided by Regulation D promulgated pursuant to the Securities Act.  Transfer of the shares was restricted by the Company in accordance with the requirements of the Securities Act.  The proceeds of the offering, $35,000,000, are to be used for general corporate purposes, including marketing and product development.  Tejas and Craig-Hallum Capital Group, LLC acted as placement agents in connection with the offering and received compensation of $1,350,000 and $165,000, respectively.  Tejas purchased units in the offering for $713,000 and received as additional compensation a five-year warrant for 540,000 common shares at $2.50 per share and 100,000 warrants on the same basis as the investors.  Sillerman Investment Company, LLC purchased $11,376,000 worth of Units in the placement. Other than Sillerman Investment Company, LLC, no other investor had a pre-existing relationship with the Company.  The Company had a compensation charge in the first quarter of approximately $17,162,000 as a result of the foregoing, resulting from selling shares to executives below fair value.

The foregoing description of the Units is not complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibits 10.1 to the Company’s Form 8-K filed with the SEC on August 26, 2011 and incorporated herein by reference.

On February 7, 2011, we entered into Recapitalization Agreement with Sillerman and EMH Howard.  Pursuant to the Recapitalization Agreement, Sillerman, together with other investors approved by Sillerman, committed to invest in the Company by acquiring 120,000,000 of our newly issued shares of common stock in a private placement transaction at a price of $0.03 per share (on a post-split basis as described below) as a result of which Sillerman and the other investors will own approximately 99% of the outstanding shares of common stock, with Sillerman (together with Robert F.X. Sillerman personally) directly or indirectly beneficially owning more than a majority of the outstanding shares of common stock.  Upon consummation, the proceeds of the private placement of $3,600,000 ($220,000 in cash and $3,380,000 in five-year promissory notes with interest accruing at the annual rate equal to the long-term Applicable Federal Rate in effect as of the date of the recapitalization agreement, which was 4.15% per annum) were received.  The shares of common stock issued in such placement were exempt from registration under the Securities Act, pursuant to an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and the safe harbors for sales under Section 4(2) provided by Regulation D promulgated pursuant to the Securities Act.  No advertising or general solicitation was employed in offering the securities.  Transfer of the shares was restricted by the Company in accordance with the requirements of the Securities Act.

On February 16, 2011, the Company issued 13,232,597 shares of common stock to an institutional investor at a price of approximately $0.76 per share, and 940,000 shares of common stock to an accredited investor at a price of approximately $0.53 per share.  The shares of common stock issued in such placements were exempt from registration under the Securities Act, pursuant to an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and the safe harbors for sales under Section 4(2) provided by Regulation D promulgated pursuant to the Securities Act.  No advertising or general solicitation was employed in offering the securities.  Transfer of the shares was restricted by the Company in accordance with the requirements of the Securities Act.

On February 16, 2011, the Company issued a five year warrant for 100,000 shares with an exercise price of $0.80 per share to Berenson Investments LLC.  Berenson & Company, LLC, an affiliate of Berenson Investments LLC, was the financial advisor to Sillerman in connection with the Recapitalization.  On May 9, 2011, Berenson Investments LLC exercised the warrant and paid $80,000 for 100,000 shares of our common stock.  The shares of common stock underlying the warrants issued in such offering were exempt from registration under the Securities Act, pursuant to an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and the safe harbors for sales under Section 4(2) provided by Regulation D promulgated pursuant to the Securities Act.  No advertising or general solicitation was employed in offering the securities.  Transfer of the shares was restricted by the Company in accordance with the requirements of the Securities Act.

As part of the Recapitalization, the Company also issued 250,000 shares to J. Howard, Inc., an entity affiliated with Jack L. Howard, a director and officer of the Company prior to the Recapitalization, and its designees (which included former directors of the Company) in connection with partially extinguishing outstanding debt of $171,000 owed to J. Howard, Inc. The fair market value of the shares at issuance was $0.03 per share.  The remaining debt of $163,000 was satisfied on February 15, 2011 by payment to J. Howard, Inc. in such amount.  In addition, J. Howard, Inc. was paid $37,000 to be used for payment of expenses incurred in connection with the Recapitalization on behalf of the Company.  The shares of common stock issued in such transaction were exempt from registration under the Securities Act, pursuant to an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and the safe harbors for sales under Section 4(2) provided by Regulation D promulgated pursuant to the Securities Act.  No advertising or general solicitation was employed in offering the securities.  Transfer of the shares was restricted by the Company in accordance with the requirements of the Securities Act.

As part of the Recapitalization, the Company effectuated a 1 for 10 reverse split of its issued and outstanding common stock.  Under the terms of the Reverse Split, each share of common stock, issued and outstanding as of such effective date, was automatically reclassified and changed into one-tenth of one share of common stock, without any action by the stockholder. Fractional shares were rounded up to the nearest whole share.  All share and per share amounts have been restated to reflect the Reverse Split.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description

3.1
Certificate of Amendment of Certificate of Incorporation of the registrant as filed with the Secretary of State of Delaware on February 11, 2011. Incorporated by reference to the registrant’s current report on Form 8-K filed on February 16, 2011.

3.2	Amended and Restated Bylaws of the registrant, adopted on June 26, 1996. Incorporated by reference to the registrant’s registration statement on Form S-2/A filed on July 2, 1996.
3.3	Certificate of Incorporation of the registrant as filed with the Secretary of State of Delaware on July 18, 1994.
4.3	Form of Warrant. Incorporated by reference to the registrant’s registration statement on Form S-1 filed on May 25, 2011.
4.4	KPLB LLC Subscription Agreement. Incorporated by reference to the registrant’s registration statement on Form S-1 filed on May 25, 2011.
4.5	Adage Subscription Agreement.
5.1	Opinion of Kramer Levin Naftalis & Frankel LLP. Incorporated by reference to the registrant’s registration statement on Form S-1/A filed on October 7, 2011.
10.1	Agreement and Plan of Recapitalization, dated February 7, 2011, incorporated by reference to the registrant’s Form 8-K filed on February 10, 2011.
10.2
Asset Contribution Agreement, dated February 11, 2011, between Sillerman Investment Corporation and Function(x) Inc.  Incorporated by reference to the registrant’s current report on Form 8-K filed on February 16, 2011.

10.3	Function(x) Inc. 2011 Executive Incentive Plan. Incorporated by reference to the registrant’s current report on Form 8-K filed on February 22, 2011.
10.4	Employment Agreement, dated February 16, 2011, between Function(x) Inc. and Robert F.X. Sillerman. Incorporated by reference to the registrant’s current report on Form 8-K filed on February 16, 2011.
10.5	Employment Agreement, dated February 15, 2011, between Function(x) Inc. and Janet Scardino. Incorporated by reference to the registrant’s current report on Form 8-K filed on February 16, 2011.
10.6	Employment Agreement, dated May 11, 2011, between Function(x) Inc. and Chris Stephenson. Incorporated by reference to the registrant’s quarterly report on Form 10-Q filed on May 12, 2011.
10.7
Shared Services and Reimbursement Agreement, dated February 15, 2011, between Circle Entertainment Inc. and Function(x) Inc. Incorporated by reference to the registrant’s registration statement on Form S-1/A filed on November 23, 2011.

10.8	Promissory Note, dated February 8, 2011, between Robert F.X. Sillerman and Function(x) Inc. Incorporated by reference to the registrant’s registration statement on Form S-1/A filed on October 7, 2011.
10.9
Promissory Note, dated February 8, 2011, among Mitchell J. Nelson, Leslie Nelson and Function(x) Inc.  Incorporated by reference to the registrant’s registration statement on Form S-1/A filed on October 7, 2011.

10.10
Asset Purchase Agreement, dated September 29, 2011, among Mobile Messaging Solutions (MMS), Inc., Watchpoints, Inc. and Function(x) Inc.  Incorporated by reference to the registrant’s current report on Form 8-K filed on October 3, 2011.**

10.11	Form of Unit Subscription Agreement. Incorporated by reference to the registrant’s current report on Form 8-K filed on August 26, 2011.
10.12	Form of Subscription Agreement, dated February 8, 2011. Incorporated by reference to the registrant’s registration statement on Form S-1/A filed on November 23, 2011.
10.13	MMS Registration Rights Agreement.*
10.14	Function (X) Inc. 2011 Executive Incentive Plan. Incorporated by reference to the registrant’s current report on Form 8-K filed on February 22, 2011.
10.15	Line of Credit Agreement dated December 22, 2011 between Function(x) Inc. and TIPPT Media Inc. Incorporated by reference to the registrant’s current report on Form 8-K filed on December 29, 2011.
10.16	Stockholders Agreement dated December 22, 2011 among Function(x) Inc., TIPPT Media Inc. and the other stockholders named therein. Incorporated by reference to the registrant’s current report on Form 8-K filed on December 29, 2011.
14.1	Code of Business Conduct and Ethics.
23.1	Consent of Kramer Levin Naftalis & Frankel LLP, included in Exhibit 5.1.
23.2	Consent of BDO USA, LLP, an independent registered public accounting firm.*
24	Power of Attorney (set forth on the signature page of the registrant’s registration statement on Form S-1 filed on May 25, 2011).

* Filed herewith.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)           To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on the  30th day of December, 2011.

FUNCTION(X) INC.

By:	/s/ Janet Scardino
Janet Scardino
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*	Executive Chairman, Director	[________], 2011
Robert F.X. Sillerman

/s/ Janet Scardino	Chief Executive Officer, Director	[________], 2011
Janet Scardino

/s/ William S. Manning	Principal Financial Officer, Principal Accounting Officer	[________], 2011
William S. Manning

/s/ Mitchell J. Nelson	Executive Vice President, General Counsel, Secretary, Director	[________], 2011
Mitchell J. Nelson

*	Director	[________], 2011
Benjamin Chen

*	Director	[________], 2011
Peter Horan

*	Director	[________], 2011
John D. Miller

*	Director	[________], 2011
Joseph F. Rascoff

*	Director	[________], 2011
Harriet Seitler

* /s/ Mitchell J. Nelson
Mitchell J. Nelson, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

3.1
Certificate of Amendment of Certificate of Incorporation of the registrant as filed with the Secretary of State of Delaware on February 11, 2011. Incorporated by reference to the registrant’s current report on Form 8-K filed on February 16, 2011.

3.2	Amended and Restated Bylaws of the registrant, adopted on June 26, 1996. Incorporated by reference to the registrant’s registration statement on Form S-2/A filed on July 2, 1996.
3.3	Certificate of Incorporation of the registrant as filed with the Secretary of State of Delaware on July 18, 1994.
4.3	Form of Warrant. Incorporated by reference to the registrant’s registration statement on Form S-1 filed on May 25, 2011.
4.4	KPLB LLC Subscription Agreement. Incorporated by reference to the registrant’s registration statement on Form S-1 filed on May 25, 2011.
4.5	Adage Subscription Agreement.
5.1	Opinion of Kramer Levin Naftalis & Frankel LLP. Incorporated by reference to the registrant’s registration statement on Form S-1/A filed on October 7, 2011.
10.1	Agreement and Plan of Recapitalization, dated February 7, 2011, incorporated by reference to the registrant’s Form 8-K filed on February 10, 2011.
10.2
Asset Contribution Agreement, dated February 11, 2011, between Sillerman Investment Corporation and Function(x) Inc.  Incorporated by reference to the registrant’s current report on Form 8-K filed on February 16, 2011.

10.3	Function(x) Inc. 2011 Executive Incentive Plan. Incorporated by reference to the registrant’s current report on Form 8-K filed on February 22, 2011.
10.4	Employment Agreement, dated February 16, 2011, between Function(x) Inc. and Robert F.X. Sillerman. Incorporated by reference to the registrant’s current report on Form 8-K filed on February 16, 2011.
10.5	Employment Agreement, dated February 15, 2011, between Function(x) Inc. and Janet Scardino. Incorporated by reference to the registrant’s current report on Form 8-K filed on February 16, 2011.
10.6	Employment Agreement, dated May 11, 2011, between Function(x) Inc. and Chris Stephenson. Incorporated by reference to the registrant’s quarterly report on Form 10-Q filed on May 12, 2011.
10.7
Shared Services and Reimbursement Agreement, dated February 15, 2011, between Circle Entertainment Inc. and Function(x) Inc. Incorporated by reference to the registrant’s registration statement on Form S-1/A filed on November 23, 2011.

10.8	Promissory Note, dated February 8, 2011, between Robert F.X. Sillerman and Function(x) Inc. Incorporated by reference to the registrant’s registration statement on Form S-1/A filed on October 7, 2011.
10.9
Promissory Note, dated February 8, 2011, among Mitchell J. Nelson, Leslie Nelson and Function(x) Inc.  Incorporated by reference to the registrant’s registration statement on Form S-1/A filed on October 7, 2011.

10.10
Asset Purchase Agreement, dated September 29, 2011, among Mobile Messaging Solutions (MMS), Inc., Watchpoints, Inc. and Function(x) Inc.  Incorporated by reference to the registrant’s current report on Form 8-K filed on October 3, 2011.**

10.11	Form of Unit Subscription Agreement. Incorporated by reference to the registrant’s current report on Form 8-K filed on August 26, 2011.
10.12	Form of Subscription Agreement, dated February 8, 2011. Incorporated by reference to the registrant’s registration statement on Form S-1/A filed on November 23, 2011.
10.13	MMS Registration Rights Agreement.*
10.14	Function (X) Inc. 2011 Executive Incentive Plan. Incorporated by reference to the registrant’s current report on Form 8-K filed on February 22, 2011.
10.15	Line of Credit Agreement dated December 22, 2011 between Function(x) Inc. and TIPPT Media Inc. Incorporated by reference to the registrant’s current report on Form 8-K filed on December [29], 2011.
10.16	Stockholders Agreement dated December 22, 2011 among Function(x) Inc., TIPPT Media Inc. and the other stockholders named therein. Incorporated by reference to the registrant’s current report on Form 8-K filed on December [29], 2011.
14.1	Code of Business Conduct and Ethics.
23.1	Consent of Kramer Levin Naftalis & Frankel LLP, included in Exhibit 5.1.
23.2	Consent of BDO USA, LLP, an independent registered public accounting firm.*
24	Power of Attorney (set forth on the signature page of the registrant’s registration statement on Form S-1 filed on May 25, 2011).

* Filed herewith.